Exhibit 4.3

PREPAYMENT ADDENDUM

For an Amount of up to US$300,000,000.00

between

GEOPARK COLOMBIA S.A.S.

(as Seller)

and

VITOL COLOMBIA C.I. S.A.S.

(as Purchaser)

and

GEOPARK LIMITED

(as Guarantor)

Bogotá D.C., May 9, 2024

	Contents

Clause		Page

1	Interpretation	1
2	The commitment and Advances	5
3	Purpose	6
4	Conditions Precedent	6
5	Utilisation	8
6	Reimbursement and Deductions	10
7	Exemption Event and Prepayment	12
8	SURCHARGE	14
9	Default interest	14
10	INABILITY TO DETERMINE RATES; BENCHMARK REPLACEMENT	15
11	Effects of Voluntary Prepayment	16
12	Fees	17
13	Guarantee	17
14	Representations & Warranties	20
15	Undertakings	26
16	COVERAGE RATIOS	29
17	Information Undertakings	30
18	Events of Default	32
19	Termination of the Commercial Contract	36
20	Payment Mechanics	37
21	DISCLOSURE and confidentiality	38
22	Set-Off	39
23	Notices	39
24	Calculations and Certificates	41
25	Partial Invalidity	41
26	PROMISSORY NOTE	42
27	Remedies and Waivers	42
28	Counterparts	42

i

2
29	Changes to Parties	42
30	Governing Law	43
31	Dispute Resolution and Jurisdiction	43
32	Waiver of Immunity	44

	Schedules

Schedule 1.	Definitions
Schedule 2.	Form of Certificate for the First Utilisation–Seller
Schedule 3.	Form of Certificate for the First Utilisation–Guarantor
Schedule 4.	Form of Compliance Certificate
Schedule 5.	Form of Promissory Note
Schedule 6.	Form of Utilisation Request

ii

This prepayment addendum (the “Addendum”) is entered into on May 9, 2024 (the “Execution Date”) by:

1.	GEOPARK COLOMBIA S.A.S., a company incorporated under the laws of Colombia, with its registered office at Calle 94 No. 11-30 Piso 8, Bogota D.C., Colombia (the “Seller”);
2.

GEOPARK LTD., a company formed under the laws of Bermuda, with its registered office at Claredon House, 2 Church Street, Hamilton HM11, Bermuda with registration number 33273, (the “Guarantor” and together with the Seller, the “Obligors”); and

3.

VITOL COLOMBIA C.I. S.A.S., a company incorporated under the laws of Colombia, having its offices at Carrera 11 #77A-49, Bogotá, Colombia (the “Purchaser”, and together with the Obligors, the “Parties”, and each individually referred to as a “Party”).

WHEREAS:

(A)

The Seller is engaged in the exploration and production of crude oil, and the Seller and the Purchaser on or about the date of this Addendum have entered or will enter into a contract for the sale and purchase of crude oil (the “Commercial Contract”) whereby the Seller has agreed to sell and deliver the Commodity to the Purchaser in such quantities, of such quality, for the price and on other terms and conditions provided in the Commercial Contract.

(B)	The Purchaser has agreed to make Advances to the Seller for the purchase of the Commodity in the manner set out in this Addendum.
(C)

Subject to the terms of this Addendum, the Parties agree that the reimbursement of the Advances and all other amounts owed by the Seller to the Purchaser under this Addendum shall be made by way of deductions from the Commodity Price by the Purchaser to the Seller for the Commodities to be delivered under the Commercial Contract.

In consideration of the foregoing and other good and valid considerations, the Parties hereby agree as follows:

1	Interpretation
1.1	Definitions

In this Addendum (including the recitals) the terms defined in Schedule 1 (Definitions) shall have the respective meanings ascribed to them therein. Similarly, capitalized terms not explicitly defined herein shall bear the meanings ascribed to them in the Commercial Contract, mutatis mutandis.

1.2	Interpretation
(a)	Unless a contrary indication appears, a reference in this Addendum to:
(i)	the “Seller”, the “Guarantor”, and the “Purchaser” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by the Purchaser;
(iii)	“assets” includes present and future properties, revenues and rights;
(iv)

“certified copy” means, in relation to a document, a copy of that document bearing the endorsement “certified true copy” and which has been signed and dated by a duly Authorised Signatory of the relevant company and which complies with that endorsement, or a notarised copy of that document;

(v)	“Commodity” shall, as appropriate, be construed as a reference to the whole Commodity or any one or more Commodities that are part of that Commodity;
(vi)	“including” or “includes” means including or includes without limitation;
(vii)

“Addendum”, “Commercial Contract”, “Transaction Document” or a “Security Document” or any other agreement or instrument is a reference to that Commercial Contract, Transaction Document or Security Document, or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of the Seller or provides for further Advances);

(viii)

“guarantee” means (other than in Clause 13 (Guarantee)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any Person or to make an investment in or loan to any Person or to purchase assets of any Person where, in each case, such obligation (including any indemnity) is assumed in order to maintain or assist the ability of such Person to meet its indebtedness;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)

a “Person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law being one which companies operating in the same industry and jurisdiction of the Seller or the Guarantor also customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; the singular includes the plural and vice versa; and
(xiii)	a time of day is a reference to Bogotá, Colombia, time, unless expressly provided otherwise.
(b)	Section, Clause, and Schedule headings are for ease of reference only and shall not affect the construction of this Addendum.
(c)	References to Clauses, paragraphs and Schedules are references to Clauses, paragraphs and Schedules of this Addendum unless otherwise stated and references to this Addendum include its Schedules.
(d)

Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Addendum.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in writing and an Event of Default is “continuing” if it has not been waived in writing.
(f)	references to “days” shall be construed to refer to calendar days, unless the term “Business Days” is used.
(g)

In the event of any conflict between the terms of this Addendum and any Transaction Document, the terms of this Addendum shall prevail. Notwithstanding the foregoing, the Parties agree to comply with the other provisions and obligations of each of them under the Transaction Documents that do not conflict with the terms of this Addendum.

(h)

Technical or scientific words not expressly defined in this Addendum shall have the meanings corresponding to them according to the respective technique or science, and other words shall be understood in their natural and obvious sense, according to their general use.

1.3	Accounting Principles
(a)

All accounting terms not defined in this Addendum shall be interpreted, and all financial information required to be delivered under this Addendum shall be prepared in accordance with the Accounting Principles as consistently applied in the preparation of financial statements, except as otherwise provided in this Addendum. If at any time a change in the Accounting Principles affects any requirement set forth in the Transaction Documents, the respective accounting calculations shall continue to be made as if such change had not occurred until the date on which the Parties amend this Addendum to preserve the intent of this Addendum in light of the change in the Accounting Principles.

(b)	All financial calculations to be made under or for the purposes of this Addendum or any other Transaction Document, or in any certificate or other document prepared or delivered pursuant to such Transaction Documents, shall be determined in accordance with the Accounting Principles.

(c)

If a Material Adverse Effect occurs in relation to the financial condition of GeoPark after the end of the period covered by the Financial Statements used to make the relevant financial calculations and before such Financial Statements are published, such Material Adverse Effect shall be taken into account in the calculation of the relevant figures, to the extent that such Material Adverse Effect is applicable to the relevant financial calculations.

1.4	Joint and Several Liability of the Seller and the Guarantor

Notwithstanding any other provision of this Addendum, the obligations of the Obligors under this Addendum are joint and several. The Obligors will continue to be bound by the Transaction Documents to which they are party even if any one or more of the Persons which were intended to sign or be bound by this Addendum do not do so or is not bound and even if this Addendum may be determined or become invalid or unenforceable against any one or more of those Persons, whether or not the deficiency is known to the Purchaser or any other Person. At any time after any Obligor has failed to pay on or before its due date an amount due from it under any Transaction Document, the Purchaser is entitled to treat any or all the accounts of any or all the Obligors as if they were one account for the purposes of set-off. The Purchaser may release the Seller or the Guarantor from this Addendum and compound with or otherwise vary or agree to vary the liability of, or to grant time or indulgence to or make other arrangements with any one or more of them or any other Person without prejudicing or affecting the Purchaser’s rights against the Obligors.

1.5	Guarantor’s Agent
(a)

The Guarantor by its execution of this Addendum irrevocably appoints the Seller (acting through one or more Authorised Signatories) to act on its behalf as its agent in relation to the Transaction Documents and irrevocably authorises:

(i)

The Seller to supply on its behalf all information concerning itself contemplated by this Addendum to the Purchaser and to give all notices and instructions (including, Utilisation Requests), to execute on its behalf any other agreement or deed, to make such agreements and to effect the relevant amendments, supplements and variations in each case, however fundamental, capable of being given, made or effected by the Guarantor notwithstanding that they may affect the Guarantor, without further reference to or the consent of the Guarantor; and

(ii)	The Purchaser to deliver any notice, demand, or other communication addressed to the Guarantor pursuant to the Transaction Documents directly to the Seller,

and in each case the Guarantor shall be bound as though the Guarantor itself had delivered the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication, as applicable.

(b)

Every act, omission, agreement, deed, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Seller or given to the Seller under any Transaction Document on behalf of the Guarantor or in connection with any Transaction Document (whether or not known to the Guarantor) shall be binding for all purposes on the Guarantor as if the Guarantor had expressly made, given or concurred with it.

2	The commitment and Advances
2.1	The Commitment
(a)

Subject to paragraph (b) below and the other terms of this Addendum, the Purchaser makes available to the Seller the Advances in an aggregate amount not exceeding the Initial Commitment up to and including the end of the Availability Period.

(b)

Upon mutual agreement of the Purchaser and the Seller, the Purchaser may, in its sole and absolute discretion, make available to the Seller additional Advances to be Utilised under this Addendum of an aggregate amount not exceeding US$200,000,000 (the ”Additional Advance”), subject to the Purchaser and Seller entering into amendments and modifications to the Transaction Documents on terms and conditions acceptable to the Purchaser in its sole and absolute discretion.

(c)

Subject to paragraph (a) and the other terms of this Addendum (in particular Clause 5.3(c)), at no time shall the aggregate amount of the Outstanding Advances exceed the Initial Commitment or the Maximum Commitment, as applicable.

(d)	The Initial Commitment shall be available for Utilisation during the Availability Period in the maximum amounts indicated below, inclusive of any Advance already disbursed:

Period	Maximum amount of the Initial Commitment available for Utilisation
From the Execution Date to June 30, 2024	USD $ 300,000,000
From July 1, 2024, to July 31, 2024	USD $ 290,000,000
From August 1, 2024, to August 31, 2024	USD $ 280,000,000

From September 1, 2024, to September 30, 2024	USD $ 270,000,000
From October 1, 2024, to October 31, 2024	USD $ 260,000,000
From November 1, 2024, to November 30, 2024	USD $ 250,000,000
From December 1, 2024, to December 31, 2024	USD $ 240,000,000
From January 1, 2025, to January 31, 2025	USD $ 230,000,000
From February 1, 2025, to February 28, 2025	USD $ 220,000,000
From March 1, 2025, to March 31, 2025	USD $ 210,000,000
From April 1, 2025, to April 30, 2025	USD $ 200,000,000
From May 1, 2025, to May 31, 2025	USD $ 190,000,000
From June 1, 2025, to June 30, 2025	USD $ 180,000,000

3	Purpose
3.1	Purpose

The Seller shall apply (or shall have applied) the aggregate amount received by it under this Addendum towards their working capital or any other general corporate purposes.

3.2	Monitoring

The Purchaser shall not be bound to monitor or verify the application of the Advances, it being understood that the Purchaser shall in no event be liable for the use of proceeds of the Advances received by the Seller under this Addendum.

4	Conditions Precedent
4.1

The making of the first Advance under this Addendum is subject to the fulfilment, in form and substance, and in a manner satisfactory to the Purchaser (or upon its waiver at the sole discretion of the Purchaser) of the following conditions precedent no later than two (2) Business Days prior the day on which the Seller presents the Utilisation Request to the Purchaser (or by such other time as is specified herein or such shorter period deemed acceptable to the Purchaser):

(a)	Corporate Authorities: The Purchaser shall have received from the Seller:

(i)	With respect to the Seller:
(A)	A copy of the private/public document of incorporation of the Seller, including its amendments, together with the most recent certificate of existence and legal representation of the Seller;
(B)

If required, a copy or copies of a resolution of the shareholders and/or board of directors of the Seller, as applicable: (1) approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and authorizing the execution, delivery and performance of the Transaction Document to which the Seller is a party; and (2) authorising an Authorised Signatory to execute the Transaction Documents to which the Seller is a party and to sign and deliver any certificates and other documents in connection with the Transaction Documents on its behalf; and

(C)	A certificate signed by an Authorised Signatory of the Seller in the form set forth as Schedule 2 (Form of Certificate for the First Utilisation – Seller).
(ii)	With respect to the Guarantor:
(A)

If required, a copy or copies of a resolution of the board of directors of the Guarantor in the agreed form: (1) approving the terms of the transactions contemplated in the Transaction Documents to which the Guarantor is a party.; and (2) authorising an Authorised Signatory to execute the Transaction Documents; and

(B)

Copies of each of the following: (1) certificate of incorporation; (2) by-laws; (3) a certificate signed by an Authorised Signatory of the Guarantor in the form set forth as Schedule 3 (Form of Certificate for the First Utilisation – Guarantor).

(b)	Transaction Documents: The Transaction Documents have been duly executed by an Authorised Signatory of the Seller and the Guarantor and are in full force and effect.
(c)	Other documents and evidence: The Purchaser shall have received from the Seller:
(i)	The Original Financial Statements;
(ii)	The Financial Model;

(iii)

Legal opinions of (i) Cuatrecasas, Gonçalves Pereira S.A.S., as Colombian counsel to Seller, and (ii) Davis Polk Wardwell LLP, as New York counsel to the Guarantor and (iii) Conyers Dill & Pearman, Limited as Bermuda counsel to the Guarantor, (i), (ii) and (iii) in form and substance satisfactory to the Purchaser confirming that, as a matter of Applicable Laws, the Seller and the Guarantor have the capacity and are authorised to enter into and perform its obligations under the Transaction Documents, as applicable and that, in respect of such documents expressed to be governed by the laws of the applicable jurisdiction, such agreements constitute legal, valid and binding obligations of the applicable Party thereto; and

(iv)	A certified copy of the reserves report of the Seller as of December 31st, 2023, audited by DeGolyer and MacNaughton.
4.2

The making of each Advance under this Addendum is subject to the fulfilment, in form and substance, and in a manner satisfactory to the Purchaser (or upon its waiver at the sole discretion of the Purchaser), no later than the day on which the Seller presents the Utilisation Request to the Purchaser (or by such other time as is specified herein or such shorter period deemed acceptable to the Purchaser), of the following conditions precedent:

(a)

The Purchaser shall have received a certificate issued by the Authorised Signatory of the Seller evidencing that, at the time of presenting the Utilisation Request, and after giving pro forma effect to such Advance, the Quarterly Set-Off Coverage Ratio is equal to or greater than the Minimum QSCR.

(b)	The Purchaser shall have received from the Seller the duly completed Utilisation Request;
(c)

The Purchaser shall have received a certificate issued by an Authorised Signatory of the Seller confirming that no Material Adverse Effect, in each case, shall have occurred, and continue to occur, nor shall occur after giving effect to such Advance;

(d)

The Repeating Representations and all representations and warranties made by the Seller under the Commercial Contract are true in all respects, or material respects provided that such representation is qualified by “materiality”, “Material Adverse Effect” or similar language, on the Utilisation Date; and

(e)	No Default is continuing or shall result from the proposed Utilisation, on the date of such Utilisation Request.
5	Utilisation
5.1	Delivery of Utilisation Request

The Seller may request an Advance by delivery to the Purchaser of a duly completed Utilisation Request not later than three (3) Business Day before the proposed Utilisation Date.

5.2	Completion of the Utilisation Request

A Utilisation Request shall be irrevocable and shall not be regarded as having been duly completed unless the proposed Utilisation Date is a Business Day within the Availability Period.

5.3	Currency, amount and proceeds of Advance
(a)	The currency specified in the Utilisation Request shall be US Dollars.
(b)	The amount specified in the Utilisation Request must not be under US$ 10,000,000.
(c)

The amount specified in the Utilisation Request must not exceed the Initial Commitment available for Utilisation at such date, subject to Clause 2.1, once the Outstanding Amount, if any, has been deducted.

(d)	The Commitment under this Addendum may be disbursed in up to five (5) Advances.
5.4	Cancellation of Commitment

The Purchaser may at any time, during the Availability Period, in its sole discretion, without the need to provide reasoning, cancel its Commitment upon the occurrence of the following events, and as of the date on which such events occur:

(a)	An Exemption Event, in accordance with Clause 7.1(a);
(b)	An event in which it becomes unlawful for the Purchaser to perform any of the terms or obligations of this Addendum in accordance with Clause 7.2.
(c)	Any Event of Default set forth in Clause 18 (Events of Default), provided that such Event of Default has not been cured; and/or
(d)	A Change of Control, pursuant to Clause 7.3(b).

The Parties acknowledge and agree that, by executing this Addendum, the Purchaser shall have no liability whatsoever and shall be relieved of all liability for the cancellation of its Commitment pursuant to the terms of this Clause 5.4.

The Parties acknowledge and agree that any unused Commitments shall be immediately canceled at the end of the Availability Period and that this Addendum shall be automatically terminated if there is no Outstanding Amount as of such date. Notwithstanding the foregoing, the Parties may terminate this Addendum, at any time during or after the Availability Period, by mutual agreement, provided that, if any Advance has been Utilised, any Outstanding Amount shall be paid by the Seller to Purchaser prior to the agreed-upon date for the termination of this Addendum.

6	Reimbursement and Deductions
6.1	Deductions
(a)	The Seller shall reimburse each Advance by payment on each Settlement Date of the Monthly Set-Off Amount for each relevant Surcharge Period in accordance with this Clause 6.1 and Clause 6.2.
(b)

Subject to the provisions of this Addendum and subject to the Seller’s overriding obligation to reimburse the Outstanding Amount in full on or before the Maturity Date, the Purchaser shall (unless otherwise stated in this Addendum), in respect of each Surcharge Period, deduct an amount equivalent to the Monthly Set-Off Amount from the Final Invoice (as such term is defined in the Commercial Contract) (the “Commodity Price”) in respect of the relevant Commodity nominated or delivered during the relevant Surcharge Period. On such deduction by the Purchaser, the Outstanding Amount shall be correspondingly reduced.

(c)	If, in respect of any Surcharge Period:
(i)

The Commodity Price is greater than the Monthly Set-Off Amount, the Purchaser shall pay to the Seller an amount equal to the difference between the Commodity Price and the Monthly Set-Off Amount on the due date, and against presentation of relevant documents, as stipulated under the Commercial Contract.

(ii)

The Monthly Set-Off Amount is greater than the Commodity Price, the Seller shall pay to the Purchaser an amount equal to the difference between the Monthly Set-Off Amount and the Commodity Price within fifteen (15) days of the issuance by the Seller of the Final Invoice in respect of the Commodity delivered pursuant to the Commercial Contract during the relevant Surcharge Period, provided that the Purchaser may, in its sole and absolute discretion, agree, upon request by the Seller, to take delivery of such volume of the Commodities under the Commercial Contract as the Purchaser may elect to cover part of such Monthly Set-Off Amount that is payable under this Clause 6.1(c)(ii).

(d)	Without prejudice to Clauses 6.1(a) and 6.1(b), the deductions made by the Purchaser in accordance with Clause 6.1(b) shall be applied in the following order:
(i)	First, against unpaid fees, costs, claims, and expenses of the Purchaser in connection with the Transaction Documents;

(ii)	Second, against Default Interest, and accumulated arrears of Default Interest, if any;
(iii)	Third, towards reimbursement of that remaining portion of the applicable Monthly Set-Off Amount not reimbursed under paragraphs (i) and (ii) above in full;
(iv)	Lastly, towards reimbursement of any other sum due but unpaid by the Seller to the Purchaser under the Transaction Documents.
(e)

Notwithstanding Clause 6.1(b), the Purchaser is not obliged to deduct the Monthly Set-Off Amount from the Commodity Price in the event the Commodities delivered do not comply with the terms of the Commercial Contract and, for the avoidance of doubt, the Purchaser may choose not to deduct the Monthly Set-Off Amount from the Commodity Price if any Commodity does not meet the quality or specifications set forth in the Commercial Contract, in which case the Seller shall satisfy the Monthly Set-Off Amount through a cash payment on or before the due date for reimbursement or payment of such Monthly Set-Off Amount.

6.2	Reimbursement
(a)

The Seller shall satisfy each Monthly Set-Off Amount (primarily through delivery of the Commodities in accordance with the Commercial Contract, and corresponding deduction in accordance with Clause 6.1 or, if required, through a cash payment) no later than the applicable Settlement Date (except in relation to an amount payable pursuant to Clause 6.1(c)(ii), in which case such amounts shall be paid no later than the date specified in Clause 6.1(c)(ii)) and in any event the Outstanding Amount shall be reimbursed by the Seller in full on or prior to the Maturity Date.

(b)	Each Monthly Set-Off Amount shall be the minimum amount due and payable.
(c)

It is acknowledged and agreed by the Parties that the first discharge/deduction/reimbursement of Outstanding Advances, as set forth in this Addendum, shall only occur after the expiration of the Grace Period.

(d)

It is acknowledged and agreed by the Parties that upon the occurrence of an Exemption Event (as such term is defined in the Commercial Contract) in the terms provided under the Commercial Contract, the Seller shall not be obliged to the reimbursement of Monthly Set-Off Amounts during the first thirty (30) days of the occurrence of such event Exemption Event that is continuing. Upon the expiration of the period set forth in this Clause, the Seller shall continue to fulfill its obligation to reimburse the Monthly Set-

off Amount in the terms and conditions set forth hereby, unless the Purchaser, in its sole and absolute discretion, agrees to an extension of such period.

6.3	Mandatory Reimbursement

In addition to any deductions or reimbursements payable by the Seller to the Purchaser under Clause 6.1 and 6.2, the Seller shall reimburse the Purchaser by means of a cash payment, such amounts required to ensure that the Outstanding Advances from and after the first day following the end of the Availability Period do not, subject always to the reimbursement obligations of the Seller in respect of the Outstanding Advances and each Discharge Amount as set out in this Addendum (and in particular Clauses 6.1 and 6.2), exceed the then applicable Commitment.

6.4	Effect of voluntary prepayment on scheduled reimbursements

In the event that the Seller prepays an Advance in accordance with Clause 7.4 (Voluntary prepayment), the outstanding amount of such Advance shall be contemporaneously reduced by the amount of such prepayment, and the Discharge Amount for such Advance then calculated shall be reduced on a pro-rata basis.

6.5	Due Date

Notwithstanding anything contained in this Addendum, if the Outstanding Amount remains payable to the Purchaser on the Maturity Date, the Seller shall pay to the Purchaser in cash for value all such amounts on the Maturity Date.

7	Exemption Event and Prepayment
7.1	Exemption Event

If an Exemption Event affecting the Seller and which has been declared by the Seller in accordance with Section 14.2 of the Commercial Contract has occurred and its consequences are continuing for one hundred and eighty (180) days, then, upon the Purchaser notifying the Seller in writing:

(a)	The Commitment of the Purchaser shall be immediately cancelled; and
(b)

The Seller shall reimburse or pay in cash each Monthly Set-Off Amount until the Outstanding Amount is paid in full, provided that the Commercial Contract remains in full force and effect. In the event the Purchaser notifies the Seller of its intention to terminate the Commercial Contract, in accordance with the terms and conditions set forth therein, the Obligors shall reimburse or pay to the Purchaser the Outstanding Amount within five (5) Business Days from such notification. For the avoidance of doubt, the Commercial Contract shall remain in full force and effect until the Outstanding Amount has been fully repaid, unless the Purchaser notifies the Seller otherwise

Notwithstanding the above, the Purchaser and the Obligors may, at the sole and absolute discretion of the Purchaser, agree to designate new companies from the Group and the Purchaser’s Group, respectively, to enter into negotiations and use reasonable commercial efforts to enter into a new commercial contract. However, if (i) each designated company of the Group and the Purchaser’s Group have not reached an agreement in terms reasonably satisfactory to the Purchaser; and (ii) thirty (30) days have elapsed from the notification of the Purchaser’s intention to terminate the Commercial Contract, the Obligors shall reimburse or pay to the Purchaser the Outstanding Amount within five (5) Business Days following the expiration of the thirty (30) day negotiation period.

Notwithstanding the aforementioned, subject to prior agreement between the Purchaser and the Seller, the Seller may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Purchaser as soon as available to cover all or part of the Outstanding Amount, applying the same deduction mechanic provided in Clause 6.1(b).

Upon payment by Seller of the Outstanding Amount as provided under Clause 7.1(b) above, Seller shall not be obliged to pay any fee, penalty or sum to the Purchaser as a result of such prepayment.

7.2	Illegality

7.2.1If, at any time, it becomes unlawful (including as a result of, or non-compliance with or breach of, any Sanctions applicable to or becoming applicable to Seller and/or its Affiliates) in any applicable jurisdiction for the Purchaser to perform any of its obligations as contemplated by this Addendum or to fund, issue or maintain the Advances then, upon the Purchaser notifying a Seller in writing, provided, if legally permissible, the Parties have made commercially reasonable efforts to modify this Addendum such that it complies with applicable law:

(a)	The Commitment of the Purchaser shall be immediately cancelled;
(b)	The Seller shall immediately reimburse or pay the Outstanding Amount;

Notwithstanding the aforementioned, subject to prior agreement between the Purchaser and Sellers, the Sellers may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Purchaser as soon as available to cover all or a part of the Outstanding Amount, applying the same deduction mechanic provided in Clause 6.1(b).

7.3	Change of Control

Upon the occurrence of a Change of Control, unless otherwise agreed between the Parties:

(a)

To the extent not prohibited from doing so by the terms of any contractual provisions relating to a Change of Control and/or by law or regulation, the Seller shall immediately notify the Purchaser of details of any new Controlling Person.

(b)

At any time after a Change of Control, upon the Purchaser’s first written demand (at its sole discretion), the Commitment of the Purchaser shall be immediately cancelled, and the Seller shall reimburse or pay the Outstanding Amount in cash within five (5) Business Days following the Purchaser’s written demand.

Notwithstanding the aforementioned, subject to prior agreement between the Purchaser and the Seller, the Seller may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Purchaser as soon as available to cover all or a part of the Outstanding Amount, applying the same deduction mechanic provided in Clause 6.1(b).

7.4	Voluntary prepayment

The Seller may, upon at least five (5) Business Days (or such shorter period as the Purchaser may agree) prior notice to the Purchaser, voluntarily prepay the whole or any part of the Outstanding Amount (but, for any partial prepayment, only if the amount of the Outstanding Amount being prepaid is at least US $5,000,000).

8	SURCHARGE
(a)	On each Settlement Date, the Seller shall pay the applicable Surcharge Amount.
(b)	If any Surcharge Amount cannot be determined pursuant to Clause 10, the Applicable Rate shall be the aggregate of: (i) ABR, and (ii) the Applicable Margin.
(c)

All Surcharge Amounts due hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed. All Surcharge Amounts hereunder on any Advance shall be computed on a daily basis upon the Outstanding Amount of such Advance, as of the applicable date of determination.

9	Default interest

If any Advance or any other amount due and payable hereunder or any of the Transaction Documents is not paid when due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), such unpaid sum shall bear, to the maximum extent permitted by Applicable Law, default interest from the date such amount became due until its payment in full, at the lesser of the following rates: (i) a rate per annum equal to the Applicable Rate plus two percent (2%) (the ”Default Interest”), provided that in the event that the Applicable Rate cannot be determined pursuant to Clause 8(b), the Default Interest shall be the aggregate of (a) ABR and (b) the Applicable Margin plus two percent (2%); or (ii) the maximum default interest rate permitted by the laws of the Republic of Colombia.

10	INABILITY TO DETERMINE RATES; BENCHMARK REPLACEMENT
10.1	Inability to determine rates
(a)	If, as of any date, the Purchaser determines that the “Term SOFR” cannot be determined pursuant to the definition thereof; or
(b)

The Purchaser determines that for any reason in connection with any Monthly Set-Off Amount, the Term SOFR does not adequately and fairly reflect the cost to the Purchaser of making and maintaining such Outstanding Amount, the Purchaser will promptly, but in no event later than three (3) Business Days, notify the Seller. Upon notice thereof by the Purchaser to the Seller, any obligation of the Purchaser to make Advances shall be suspended until the Purchaser revokes such notice.

(c)

Upon receipt of such notice, (i) the Seller may revoke any Utilisation Request; and (ii) any reference made to “Term SOFR” will be deemed to have been converted into ABR for any affected Outstanding Amounts.

10.2	Benchmark Replacement Setting
(a)

Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Purchaser and the Seller may amend this Addendum to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Purchaser has provided notice of such proposed amendment to the Seller.

(b)

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Purchaser will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Addendum or any other Transaction Document.

(c)

Notices; Standards for Decisions and Determinations. The Purchaser shall promptly notify the Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Purchaser will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Clause 10.2 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Purchaser pursuant to this Clause 10.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Addendum or any other Transaction Document, except, in each case, as expressly required pursuant to this Clause 10.2.

(d)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Purchaser in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Purchaser may modify the definition of “Surcharge Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to Clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Purchaser may modify the definition of “Surcharge Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

11	Effects of Voluntary Prepayment

In the event a voluntary prepayment by the Seller pursuant to Clause 7.4 occurs:

11.1	Interest and other amounts

Any prepayment shall be made together with Default Interest, if any.

11.2	No re-advancing

The Seller shall not request the re-Utilisation of any amount which has been reimbursed or prepaid.

11.3	Prepayment in accordance with Addendum

The Seller shall not reimburse or prepay all or any part of an Advance or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Addendum.

11.4	Effect of reimbursement and prepayment on Commitments

If all or part of an Advance is reimbursed or prepaid, an amount of the applicable Commitment (equal to the amount of the Advance which is reimbursed or prepaid) will be deemed to be cancelled on the date of reimbursement or prepayment. Any cancellation under this Clause 11.4 shall reduce the applicable Commitment.

11.5	Commercial Contract

Notwithstanding that all Outstanding Advances are reimbursed or prepaid pursuant to this Clause 11, the Commercial Contract shall remain in full force and effect, unless any party decides to exercise the early termination event provided in Section 3.1 of the Commercial Contract.

12	Fees
12.1	Transaction Fees and Expenses

The Seller agrees to pay on demand all commercially reasonable and documented out-of-pocket costs and expenses of the Purchaser in connection with the preparation and execution of this Addendum, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of the Purchaser’s outside counsel, tax advisors and, if necessary, any local or special counsel, tax advisor, engaged by the Purchaser with respect to advising the Purchaser as to its respective rights and responsibilities under this Addendum; provided, that subject to all supporting documentation (i.e. invoices and contracts) being provided to the Seller for review no later than December 31st, 2024, such costs and expenses may be deducted by the Purchaser from the disbursement of the initial Advance; provided, further that the Purchaser will seek the Seller’s express written consent in circumstances where the Purchaser reasonably anticipates that additional costs to those already deducted from the initial Advance might exceed the original deduction, provided however that under no circumstance the aggregated amount of such costs referred to in this Clause 12.3 can exceed US$100,000.

13	Guarantee
13.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	Guarantees to the Purchaser punctual performance by the Seller of all that Seller’s obligations under the Transaction Documents;
(b)

Undertakes to pay within two (2) Business Days following the demand by the Purchaser, any amount not paid by the Seller as if it was the principal obligor, whenever the Seller does not pay any amount when due under or in connection with any Transaction Document; and

(c)

Agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser within two (2) Business Days on demand against any cost, loss or liability it incurs as a result of the Seller not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable pursuant to Clause 13.1(b).

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4	Waiver of defences

The obligations of the Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 13 (without limitation and whether or not known to it or the Purchaser) including:

(a)	Any time, waiver or consent granted to, or composition with, any Obligor or other Person;
(b)	The release of any Obligor or any other Person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

The taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	Any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other Person;
(e)

Any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or any other document or security;

(f)	Any unenforceability, illegality or invalidity of any obligation of any Person under any Transaction Document or any other document or security; or
(g)	Any insolvency or similar proceedings.
13.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Purchaser (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from that Guarantor under this Clause 13. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

13.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Purchaser (or any trustee or agent on its behalf) may:

(a)

Refrain from applying or enforcing any other moneys, security or rights held or received by the Purchaser (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	Hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 13.
13.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Purchaser otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 13:

(a)	To be indemnified by the Seller;
(b)	To claim any contribution from any other guarantor of the Seller’s obligations under the Transaction Documents;
(c)

To take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Purchaser;

(d)

To bring legal or other proceedings for an order requiring the Seller to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and indemnity);

(e)	To exercise any right of set-off against the Seller; and/or
(f)	To claim or prove as a creditor of the Seller in competition with the Purchaser.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Purchaser by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for the Purchaser and shall promptly pay or transfer the same to the Purchaser or as the Purchaser may direct for application in accordance with Clause 6.1(d).

14	Representations & Warranties
14.1	General

As a material inducement to entering into this Addendum, each Obligor represents and warrants to the Purchaser that:

14.2	Status
(a)	It is duly incorporated and validly existing under the laws of the jurisdiction of its formation.
(b)	It has no centre of main interests or permanent establishment outside the jurisdiction of its incorporation.
(c)	It has the power to own its assets and carry on its business as it is being conducted.
14.3	Binding obligations
(a)	Subject to the Legal Reservations, the obligations expressed to be assumed by it under the Transaction Documents are legal, valid, binding and enforceable obligations.
(b)	Each Transaction Document to which an Obligor is a party is in the proper form for its enforcement and admissibility in evidence in the jurisdiction of its incorporation.
14.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	Any Applicable Law;
(b)	Its constitutional documents; or
(c)	Any agreement or instrument binding upon it, in a manner that has or would reasonably be expected to have a Material Adverse Effect.

14.5	Power and authority
(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those documents.

(b)	No limit on its powers (including borrowing powers) will be exceeded as a result of the advancing or giving of guarantees or indemnities contemplated by the Transaction Documents.
14.6	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	To enable it to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents;
(ii)	To make the Transaction Documents admissible in evidence in any relevant jurisdictions (including Colombia and Bermuda); and
(iii)	To carry on its business in the ordinary course and in all material respects as it is being conducted,

have been obtained or effected or will be obtained or effected prior to its entry into such documents and are or will then be in full force and effect.

(b)

Each Obligor owns or possesses all licences, permits, franchises, authorisations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material without known conflict with the rights of others.

(c)

No product of any Obligor infringes in any material respect any licence, permit, franchise, authorisation, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any other Person.

(d)

There is no material violation by any Person of any right of any Obligor with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by the Obligors.

14.7	Compliance with laws

It is in compliance with all Applicable Laws and regulations where any non-compliance has or would reasonably be expected to have a Material Adverse Effect.

14.8	Insolvency

No:

(a)	Corporate action, legal proceeding or other procedure or step described in Clause 18.7; or

(b)	Creditors’ process described in Clause 18.8,

has been taken by it or, to the best of its knowledge (after making all due and reasonable enquiries), threatened in relation to it and none of the circumstances described in Clause 18.6 applies to it.

14.9	No filing or stamp taxes

Except for any stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees to be paid on or in relation to any Transaction Document which is referred to in any legal opinion delivered to the Purchaser pursuant to Clause 4.1(c)(iii) and which will be made or paid promptly after the date of the relevant Transaction Document, under the laws of Colombia, and any other relevant jurisdiction it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in any jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

14.10	No Default
(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)

No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(c)

No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument, which is binding on any Obligor (or to which its assets are subject) and which has or would reasonably be expected to have a Material Adverse Effect.

14.11	No misleading information
(a)

All material information provided to the Purchaser by or on behalf of the Obligors (or any of them) in connection with this Addendum, the other Transaction Documents, the Commodities and/or LLA-34 on or before the date of this Addendum is accurate and not misleading in any material respect and all projections provided to the Purchaser on or before the date of this Addendum have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(b)

All other written information provided by an Obligor (including its advisers) to the Purchaser (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

14.12	No proceedings pending or threatened

To its best knowledge, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect, have been started against it.

14.13	No breach of laws
(a)	No breach, which has or would reasonably be expected to have a Material Adverse Effect, of any law or regulation by it has occurred.
(b)	No labour disputes are current or, to its best knowledge and belief, threatened against it which have or would reasonably be expected to have a Material Adverse Effect.
(c)	The Seller is authorised to produce and sell the Commodities for commercial purposes in accordance with its bylaws and the Applicable Laws.
14.14	Environmental laws
(a)

Each Obligor is in compliance with Clause 15.3 and, to the best of their knowledge after making all reasonable inquiries, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect has been commenced or threatened against any Obligor.
(c)

All material consents, licences and approvals required under the Environmental Laws have been obtained and are currently in force, where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

14.15	Taxation
(a)

It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax, which has or would reasonably be expected to have a Material Adverse Effect except to the extent such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and the costs required to contest them;

(b)

No claims or investigations, which have or would reasonably be expected to have a Material Adverse Effect, are being, made or conducted against it with respect to Taxes save in respect of a payment which is being contested in good faith and adequate reserves are being maintained for such Taxes and the costs required to contest them; and

(c)	It is a resident for Tax purposes only on its jurisdiction of incorporation.

14.16	Pari passu ranking

Its payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Applicable Laws applying to companies generally.

14.17	Good title to assets

It has good and valid title to, or valid leases or licences of, and all required Authorisations to use, the assets materially necessary to carry on its business as presently conducted and there is no (i) Security or (ii) other contractual restrictions adverse to the Purchaser, which, in each case, may affect the rights and property which is the subject of any Transaction Document.

14.18	No immunity

It is an entity existing at private Applicable Laws and does not have the benefit of state immunity under any international treaty, convention or similar instrument or any Applicable Law.

14.19	Insurance

There is no:

(a)

Outstanding insured loss or liability incurred by it which is not expected to be covered to the full extent of that loss or liability and which has or would reasonably be expected to have a Material Adverse Effect; and

(b)

Non-disclosure, misrepresentation or breach of any term of any insurance contract to which it is party which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of it, which has or would reasonably be expected to have a Material Adverse Effect.

14.20	Full disclosure

All factual information provided by or on behalf of it in connection with itself, each other Obligor, the Transaction Documents, the Commodities and/or LLA-34 was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that results in the information received being untrue or misleading in any respect.

14.21	Sanctions
(a)	Each Obligor:
(i)	Is at all times in compliance with Sanctions that are applicable to it;
(ii)	Has not received notice of and is not aware of any claim, action, suit, proceeding or investigation against it with respect to any Sanctions; and

(iii)

Has implemented and maintains in effect policies and procedures reasonably designed to ensure, in relation to its business activities, compliance by such Obligor, its Subsidiaries and their respective directors, officers and employees with such Sanctions as are applicable to it in respect of each such business activity.

(b)	Neither it, or any of its or their respective directors or officers, or, any of its employees is (i) a Restricted Party or (ii) 50% or more owned or controlled by, a Restricted Party.
14.22	Anti-Bribery and Corruption and Anti-Money Laundering
(a)

It and each of its Affiliates has implemented and maintains adequate internal procedures designed to ensure that neither it, nor its directors, officers, or employees shall authorise the receiving, giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual’s employment or connected to an entity’s business activities (“Anti-Corruption Controls”); and

(b)

In connection with the performance of the Transaction Documents, it and each of its Affiliates has not paid, received or authorised, and it will not pay, receive or authorize, any financial or other advantage or the offering thereof, to or for the benefit of any public official, civil servant, political party, political party official, candidate for office, or any other public or private individual or entity (including to any Purchaser, its Affiliates, officers, directors and employees), where such payment, receipt or authorisation would violate the Anti-Bribery Laws; and

(c)

It and each of its Subsidiaries has instituted and maintains reasonable and relevant policies and procedures designed to promote and achieve in relation to its business activities, compliance with Anti-Bribery Laws which are applicable to it in respect of each such business activity.

14.23	Underlying transaction

The transactions contemplated under this Addendum and the other Transaction Documents do not constitute financing or any other form of credit or debt transactions and there is no prohibition or limitation on the ability of the Seller to execute or perform any of the transactions contemplated under this Addendum and the other Transaction Documents.

14.24	Times when representations made
(a)

All of the representations and warranties in this Clause 14 are made by the Seller as to itself and the Guarantor on the Execution Date and the Repeating Representations are repeated on each Utilisation Date and whenever the Seller requests any waiver to any of the undertakings set forth under this Addendum.

(b)	Each representation or warranty deemed to be made after the date of this Addendum shall, unless otherwise indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(c)	Notwithstanding paragraph (a) above, Clause 14.10(a) shall be deemed to be made on the Execution Date and on the date of the first Utilisation under this Addendum.
15	Undertakings

The undertakings in this Clause 15 remain in force from the date of this Addendum for so long as any amount is outstanding under this Addendum.

15.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply upon request to the Purchaser certified copies of any Authorisation required under any Applicable Law or regulation to:

(a)	Enable it to perform its obligations under the Transaction Documents;
(b)	Ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents; and
(c)	Carry on its business where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.
15.2	Compliance
(a)

Each Obligor shall comply, in all respects, with all Applicable Laws and regulations to which it is subject, and to every contract such Obligor is party to, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall comply with each and every provision of the Transaction Documents to which it is a party or guarantor.
15.3	Environmental compliance

The Seller shall:

(a)

Comply with all Environmental Laws which are necessary for the Seller to perform its obligations under the Transaction Documents, and which failure to comply would reasonably be expected to have a Material Adverse Effect;

(b)	Obtain, maintain and ensure compliance with all requisite and material Environmental Permits required for the performance of the Seller’s obligations under the Transaction Documents; and
(c)	Implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

15.4	Material Contracts and Licences
(a)	Each Obligor shall comply in all material respects with each Material Contract and License to which it is a party, where it is commercially reasonable to do so.
(b)	Each Obligor shall use its best efforts to preserve and enforce its rights and pursue any claims and remedies arising under any of the Material Contracts and Licenses.
(c)	Each Obligor shall obtain, maintain and ensure compliance with all requisite Material Contracts and Licenses required for the performance of the Obligor’s obligations under the Transaction Documents.
15.5	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Purchaser in writing of:

(a)	Any Environmental Claim which is current or pending against any Obligor and which would reasonably be expected to have a Material Adverse Effect; and
(b)	Any facts or circumstances which are likely to result in any Environmental Claim, which would reasonably be expected to have a Material Adverse Effect.
15.6	Assets
(a)

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business except where failure to do so would not have, or be reasonably likely to have, a Material Adverse Effect.

15.7	Pari passu ranking

Each Obligor shall ensure that at, all times, any claims of the Purchaser against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by Applicable Laws of general application to companies.

15.8	Change of business

Each Obligor shall ensure that there is no change in the general nature of its business from that carried as of the date of this Addendum, and shall conduct its business in the usual, regular, and ordinary course in accordance with prudent industry standards, past practices and Applicable Laws, in substantially the same manner as heretofore and shall use all reasonable efforts to preserve intact its present business.

15.9	Use of proceeds

The Seller shall use each Advance exclusively for the purposes referred to in Clause 3.1.

15.10	Negative Pledge
(a)

Except for the Permitted Security, the Seller shall not create, or permit to exist, any Security over, or affecting, the Transaction Documents or Commodities being produced, stored, or delivered on account of the Commercial Contract (or any part thereof).

(b)

Except for Permitted Security, the Seller shall not create, or permit to exist, any Security over, or in respect of, the crude oil (or any blend of crude oil) comprising any part or all of the crude oil production entitlement of the Seller which is produced from LLA-34, excluding any such volumes of crude oil which are not allocated for delivery under the Commercial Contract.

(c)

In the event of any breach of the Transaction Documents (as a result of the Seller’s failure to deliver the Commodities), it shall not, and shall ensure that none of its Affiliates shall, enter into new supply or export contracts providing for supply of the Commodities to third parties.

15.11	Insurance
(a)

The Seller shall maintain with reputable insurers such insurance in respect of its assets and business as are mandatorily required by all Applicable Laws and as would otherwise normally be maintained by a prudent company carrying on a business substantially similar to its business in a similar jurisdiction of the Seller.

(b)

Upon request by the Purchaser to the Seller, the Seller shall provide to the Purchaser a certificate confirming that the applicable insurance policy has been renewed, is in full force and effect and that all insurance premiums have been paid and are up to date.

15.12	Further assurance

Each Obligor shall promptly carry out, at their own expense, or procure, all such acts or all such documents (including assignments, transfers, charges, notices, acknowledgments of notices of assignments, and instructions) which the Purchaser reasonably determines are required for the exercise of any rights, powers and remedies of the Purchaser provided by or pursuant to the Transaction Documents.

15.13	Visitation right

The Seller shall allow the Purchaser and/or professional advisers, insurance providers, auditors, accountants and contractors of the Purchaser free access at all reasonable times and on reasonable notice and at the responsibility of the Seller to the premises and assets of the Seller and LLA-34 for the purposes of enabling the Purchaser to monitor the Seller’s compliance with, and performance under, the Transaction Documents, provided that, unless a Default has occurred and is continuing, such visits do not interfere with the business operations of the Seller.

15.14	No Sanctions
(a)	Each Obligor shall comply in all respects with Sanctions that are applicable to it, including in respect of each business activity.
(b)

Each Obligor shall not use any Advances for the purpose of financing or making funds available to any Person or entity which is a Restricted Party or listed on a Sanctions List or located in a Sanctioned Country, if and to the extent such Advances or provision of funds would be prohibited by applicable Sanctions or would otherwise cause the Purchaser to be in breach of Sanctions applicable to the Purchaser.

(c)

Each Obligor shall not use any funds identified as derived directly from any activity or dealing with any Person or entity which is a Restricted Party or listed on a Sanctions List or located in a Sanctioned Country, for the purpose of discharging amounts owing to the Purchaser in respect of the Transaction Documents to the extent such provision of funds would cause the Purchaser to be in breach of Sanctions applicable to the Purchaser.

15.15	Anti-Bribery and Corruption and Anti-Money Laundering

Each Obligor shall comply at all times with the representations it makes in Clause 14.22 (Anti-Bribery and Corruption and Anti-Money Laundering).

16	COVERAGE RATIOS
16.1	Coverage Ratio Requirements
(a)

Quarterly Set Off Coverage Ratio: It is acknowledged and agreed by the Seller that, at all times from the Execution Date through and including the Maturity Date, the Quarterly Set-Off Coverage Ratio shall be at least equal to the Minimum QSCR.

(b)

If at any time (i) the Quarterly Set Off Coverage Ratio is less than the relevant Minimum QSCR applicable to it (a “Coverage Ratio Shortfall Event”), or (ii) the value of a monthly delivery under the Commercial Contract does not meet the Monthly Set-Off Amount, the Purchaser shall notify the Seller and the Seller shall perform the following actions to cure the Coverage Ratio Shortfall Event or meet the Monthly Set-Off Amount:

(A)

execute such amendments to the Commercial Contract as are required by the Purchaser (in its sole discretion) to increase the volume of Commodity to be delivered under the Commercial Contract and/or extend the tenor of the Commercial Contract to at least match the delivery of such increased volumes of Commodity under the Commercial Contract; and/ or

(B)	if such additional volume of Commodity is not available, arrange for the transfer of monies in freely and readily available funds to the Purchaser;

as, in each case, to the reasonable satisfaction of the Purchaser, to ensure that the Coverage Ratio Shortfall Event is cured or the Monthly Set-Off Amount is met, as soon as practicable but in any event not later than fifteen (15) days after the occurrence of the applicable Coverage Ratio Shortfall Event or breach of the Monthly Set-Off Amount.

17	Information Undertakings

The undertakings in this Clause 17 remain in force from the Execution Date for so long as any amount is outstanding under this Addendum, or any Commitment is in force.

17.1	Financial statements and other information

The Guarantor shall supply to the Purchaser, as soon as they are available, but in any event within:

(a)

One hundred and twenty (120) days after the end of each of its financial years, an audited annual third-party reserve report prepared by a reputable independent firm specializing in petroleum reservoir evaluation and economic analysis on the reserves remaining in any oil & gas producing assets in which GeoPark has a working interest.

(b)	One hundred and twenty (120) days after the end of each of its fiscal years, the audited consolidated financial statements for that financial year of GeoPark (the “Annual Financial Statements”); and
(c)	Sixty (60) days after the end of each of its fiscal quarters, the unaudited financial statements for that financial quarter of GeoPark (the “Quarterly Financial Statements”).
17.2	Provision and contents of Compliance Certificate
(a)	The Guarantor shall supply a Compliance Certificate to the Purchaser:
(i)

On each Utilisation Date and with the delivery of each set of Annual Financial Statements and each set of Quarterly Financial Statements, except for Clause 17.1(a) which will only be provided upon the release of Annual Financial Statements;

(ii)	Immediately after the occurrence of an Exemption Event; and
(iii)	Immediately upon being made aware of any events related to the Material Contracts and Licenses as described in Clause 18.14.
(b)

Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 16.1 (Coverage Ratio Requirements). Notwithstanding the foregoing, the Guarantor shall deliver to the Purchaser, on the last day of each fiscal quarter following the Execution Date, and as long as there are any Outstanding Amounts pursuant to this Addendum, the Compliance Certificate evidencing that, as of the date thereto, the Quarterly Set Off Coverage Ratio is equal to or greater than the Minimum QSCR.

(c)	Each Compliance Certificate shall be duly signed by an Authorised Signatory of the Guarantor.
17.3	Requirements as to financial statements
(a)	The Guarantor shall procure that the Financial Statements include a balance sheet, profit and loss account and cash flow statement.
(b)	Each set of Financial Statements delivered pursuant to Clause 17.1:
(i)

Shall be certified by an Authorised Signatory of the Guarantor as giving a true and fair view (in respect of audited financial statements) or, in other cases, as giving a fair presentation of (in the case of unaudited financial statements), GeoPark’s financial condition and results of operations as of the date on which such Financial Statements were prepared. If the Purchaser so requests, the Financial Statements shall be accompanied by a letter from the Guarantor’s auditors addressed to the Guarantor’s management, which letter shall be attached to such Financial Statements; and

(ii)

Shall be prepared in accordance with the relevant Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements, unless, in relation to any set of Financial Statements, the Guarantor notifies the Purchaser that there has been a material change in the Accounting Principles and delivers to the Purchaser a description of any change necessary for those Financial Statements to reflect the Accounting Principles.

(c)

Any reference in this Addendum to any Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

17.4	Year-end

The Seller shall not change its Accounting Reference Date.

17.5	Information: miscellaneous

Each Obligor shall supply to the Purchaser:

(a)

Promptly upon becoming aware of them, but in no event later than three (3) Business Days, the details of any material litigation, arbitration or administrative proceedings which are current or pending against it, which has or would reasonably be expected to have a Material Adverse Effect;

(b)

Promptly, but in no event later than three (3) Business Days, such information as the Purchaser may require regarding any assets secured in favour of the Purchaser or the compliance by any Obligor with the terms of any Transaction Document;

(c)

Promptly, but in no event later than three (3) Business Days, upon the occurrence of an Exemption Event in respect of LLA-34 or the Commercial Contract or any other event which causes or is likely to cause a suspension of production of crude oil from LLA-34 and that prevents the Seller from the adequate performance of its obligations under this Addendum; and

(d)	Details of any adverse change in the terms of any insurance contract to which the Seller is party, or of any material claim under any such insurance.
17.6	Notification of Default
(a)

The Seller shall notify the Purchaser of any Default (and the steps, if any, being taken to remedy it) promptly, but in no event later than three (3) Business Days, upon becoming aware of its occurrence.

(b)

Promptly, but in no event later than three (3) Business Days, upon a request by the Purchaser, the Seller shall supply to the Purchaser a certificate signed by an Authorised Signatory certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.7	Other reporting and access for Purchaser’s technical team
(a)	Upon termination of the Availability Period, within the first sixty (60) days of each financial year, the Purchaser shall have received from the Seller an updated Financial Model.
(b)

The Seller shall promptly provide to the Purchaser all such reports and all such information relating to the Transaction Documents and business, financial conditions of each Obligor as the Purchaser may reasonably request.

18	Events of Default

Each of the events or circumstances set out in this Clause 18 is an Event of Default (except for Clause 18.15).

18.1	Non-payment

The Seller or the Guarantor, to the extent applicable to it, does not pay or reimburse on the relevant due date any amount payable or to be reimbursed pursuant to this Addendum or the other Transaction Documents at the place at and in the currency in which it is expressed to be respectively payable unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.

18.2	Coverage Ratios
(a)	Subject to the operation of Clause 16.1(b), GeoPark does not comply with any provision of Clause 16.1(a).

(b)

The Guarantor fails to comply with any provision of Clause 17.1 (Financial statements) or Clause 17.2 (Provision and contents of Compliance Certificate), unless such failure to comply is remedied within ten (10) Business Days from the earlier of the date the Seller has become aware of that non-compliance and the date notice of that non-compliance has been given by the Purchaser to the Seller.

18.3	Undertakings

The Seller or the Guarantor fails to adhere to any provision(s) of the Transaction Documents applicable to them (including the undertakings in Clause including the undertakings in Clause 15 but other than those referred to in Clause 18.1 (Non-payment), Clause 18.2 (Coverage Ratios), Clause 18.11 (Sanctions) and Clause 18.14 (Delivery under Commercial Contract), unless such non-compliance is, in the reasonable opinion of the Purchaser, capable of remedy and is rectified within fifteen (15) Business Days after the earlier of the date on which the Seller becomes aware of such non-compliance and the date on which the Purchaser notifies the Seller of such non-compliance.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by the Seller or the Guarantor in this Addendum, other Transaction Documents or any other document delivered by or on behalf of the Seller or the Guarantor under or in connection with the Transaction Documents is or proves to have been incorrect or misleading in any respect, or material respects provided that such representation is qualified by “materiality”, “Material Adverse Effect” or similar language, when made or deemed to be made unless the circumstances giving rise to the misrepresentation are, in the reasonable opinion of the Purchaser, capable of remedy and are remedied within fifteen (15) Business Days of the earlier of the Purchaser giving notice to the relevant Obligor and the Obligor becoming aware of the misrepresentation.

18.5	Cross default
(a)

Any Financial Indebtedness of GeoPark is not paid when due and payable (whether at maturity, by acceleration or otherwise), any principal, premium, or interest on any Financial Indebtedness and any such failure(s) to pay shall in the aggregate exceed U.S.$40,000,000; or

(b)

Any maturity of any such Financial Indebtedness exceeding US$40,000,000 in the aggregate shall, in whole or in part, have been accelerated, or any such Financial Indebtedness shall, in whole or in part, have been required to be prepaid prior to the stated maturity thereof in accordance with the terms of any agreement or instrument evidencing, providing for the creation of, or concerning, such Financial Indebtedness.

18.6	Insolvency
(a)	To the extent permitted under Applicable Laws, the Seller or the Guarantor are unable to, or admit inability to, pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under a Debtor Relief Law, suspends making payments on any of its debts (except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor) or, by reason of actual or imminent financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)

A moratorium is declared in respect of any indebtedness of the Seller or the Guarantor. If a moratorium occurs, the ending of the moratorium will remedy any Event of Default caused by that moratorium with effect from the ending of moratorium, provided that the rights of the Purchaser under the Transaction Documents do not continue to be prejudiced by the ending of such moratorium.

(c)	The Seller or the Guarantor terminates its existence or dissolves.
18.7	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(a)

The suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Seller or the Guarantor, save in respect of a solvent reorganisation;

(b)	A composition, compromise, assignment or arrangement with any creditor of the Seller or the Guarantor;
(c)

The appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Seller or the Guarantor or any of their respective assets; or

(d)	Enforcement of any Security over any assets of the Seller or the Guarantor; or
(e)	Any analogous procedure or step is taken in any jurisdiction;

Except, in each case, for any corporate action, legal proceedings or other formal procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

18.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Seller or the Guarantor, which has or would reasonably be expected to have a Material Adverse Effect.

18.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Seller or the Guarantor to perform any of its obligations under the Transaction Documents.
(b)	Subject to the Legal Reservations, any material obligation or obligations of the Seller or the Guarantor under the Transaction Documents are not or cease to be legal, valid, binding or enforceable.
(c)	Any Transaction Document ceases to be in full force and effect or is alleged by a party to it (other than the Purchaser) to be ineffective.
18.10	Expropriation

The authority or ability of the Seller or the Guarantor to conduct its business is limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other Person which has or would reasonably be expected to have a Material Adverse Effect.

18.11	Sanctions, Anti-Bribery and Corruption and Anti-Money Laundering

The Seller or the Guarantor does not comply with Clause 15.14 (No Sanctions) or Clause 15.15 (Anti-Bribery and Corruption and Anti-Money Laundering).

18.12	Transaction Documents
(a)

The Seller or the Guarantor rescind, or purport in writing to rescind, or repudiate or, purport to repudiate, any Transaction Document to which it is a party or evidences an intention to rescind (with such intention evidenced in writing) or repudiate any Transaction Document to which it is a party.

(b)	Any Transaction Document is terminated for any reason prior to the Maturity Date.
18.13	Litigation

Any litigation, arbitration, administrative, governmental or regulatory proceedings are commenced:

(a)	in relation to any Transaction Document, which have or would reasonably be expected to have a Material Adverse Effect; or
(b)	in relation to any transaction contemplated in the Transaction Documents, against the Seller or the Guarantor which have or would reasonably be expected to have a Material Adverse Effect.
18.14	Material Contracts and Licenses
(a)

Any of the Material Contracts and Licenses is terminated, cancelled, suspended or revoked or otherwise ceases to be valid, binding and enforceable and in full force and effect (whether wholly or in part) or it is or becomes unlawful for any Person or entity to perform any of its obligations under any of the Material Contracts and Licenses, and such event has or would reasonably be expected to have a Material Adverse Effect.

(b)	Any restrictions or conditions are imposed on any of the Material Contracts and Licenses that may cause a Material Adverse Effect.
(c)

Any of the Material Contracts and Licenses expires and is not renewed on substantially the same (or more beneficial to the Seller) terms, and such expiry or non-renewal has or would reasonably be expected to have a Material Adverse Effect.

(d)

No Event of Default will occur under this Clause 18.14 (Material Contracts and Licenses) if such Material Contracts and License is replaced by a new Material Contracts and License (which shall also be a Material Contracts and License for the purposes of the Transaction Documents) in all material respects similar to the Material Contracts and License which was cancelled, suspended, materially amended (in an adverse manner), revoked or terminated within fifteen (15) Business Days after the earlier of the Purchaser giving notice to the Seller or the Guarantor and the Seller or the Guarantor becoming aware of such circumstances.

18.15	Rights

Notwithstanding any other provision in this Addendum, on and at any time after the occurrence of an Event of Default which is continuing the Purchaser may:

(a)	by notice to the Seller declare that all or part of the Outstanding Amount be immediately due and payable in cash, at which time they shall become immediately due and payable in cash;
(b)	by notice to the Seller declare that all or part of the Outstanding Amount be payable on demand in cash, at which time they shall immediately become payable on Purchaser’s demand in cash;
(c)	by notice to the Seller request any volume of the Commodities to be delivered under the Commercial Contract be made available as soon as available; and/or
(d)	exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.

Notwithstanding the foregoing, the Parties acknowledge and agree that under no circumstances shall the establishment of an Event of Default under Clause 18.6 and/or Clause 18.7 be construed to preclude the application of the procedures or exercise of the rights of the Seller or the Guarantor or its subordinates under Applicable Laws relating to Debtor Relief Law.

19	Termination of the Commercial Contract

The Parties acknowledge and agree that upon a notification of the intention to terminate the Commercial Contract, pursuant to Section 12.3 or Section 12.4 thereof (excluding Section 12.4(iii)), provided that there is an Outstanding Amount, the Seller shall reimburse or pay the

Purchaser the Outstanding Amount within five (5) Business Days of either (i) the Purchaser notifying the Seller of the Purchaser’s intention to terminate the Commercial Contract; or (ii) the Seller notifying the Purchaser of the Seller’s intention to terminate the Commercial Contract. For the avoidance of doubt the reimbursement or payment of the Outstanding Amount by the Seller to the Purchaser in the terms hereof shall result in the automatic termination of this Addendum.

20	Payment Mechanics
20.1	Payments to the Purchaser

Payments to the Purchaser shall be made on the due date for value in readily available funds to the account as from time to time may be notified with three (3) Business Days’ notice by the Purchaser to the Seller in writing.

20.2	Partial payments or deliveries
(a)

Notwithstanding Clause 6.1(b), if the Purchaser receives a reimbursement or delivery for application against amounts due in respect of the Transaction Documents that is insufficient to discharge all the amounts then due and payable by the Seller under those documents, the Purchaser shall apply that payment towards the obligations of the Seller in the order as provided in Clause 6.1(d).

(b)	Clause 20.2(a) will override any appropriation made by the Seller.
20.3	No set-off by the Seller

Except as expressly provided in the Transaction Documents, all payments or deliveries to be made by the Seller under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

20.4	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

20.5	Currency of account
(a)	US$ is the currency of account and payment for any sum due from the Seller under this Addendum.
(b)	Each Surcharge Amount shall be paid in the currency in such Surcharge Amount is being accrued.
(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(d)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

21	DISCLOSURE and confidentiality
21.1	Confidentiality
(a)

Subject to Clause 21.2, each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Addendum which relates to:

(i)	The subject matter and provisions of this Addendum or any of the Transaction Documents;
(ii)	The negotiations relating to this Addendum and any other Transaction Document;
(iii)	The other Parties (including any other members of Seller’s Group or any members of Purchaser’s Group (as the case may be)).
21.2	Disclosure Permitted
(a)	A Party may disclose information which would otherwise be confidential if and to the extent disclosure is:
(i)	Required by the Applicable Law of any relevant jurisdiction or for the purpose of any judicial or arbitral proceedings arising out of this Addendum or any Transaction Document;
(ii)

Made in a public announcement, circular or communication (each an “Announcement”) concerning the existence or content of this Addendum by any Party (including for these purposes any members of Seller’s Group or any members of Purchaser’s Group, respectively) if, and to the extent that, the Announcement in the opinion of the disclosing Party (acting reasonably), is required to be made by Applicable Laws or pursuant to the rules and/or regulations of any Governmental Agency to which the Party (or the relevant member of Seller’s Group or Purchaser’s Group, as the case may be) making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party in respect of the timing and content of such Announcement;

(iii)	Required by contractual obligations existing as of the date of this Addendum (including the terms of this Addendum);
(iv)

Made by the Seller to any member of the Seller’s Group or Purchaser to any members of Purchaser’s Group provided that Seller or Purchaser, as the case may be, procure that such members comply with the provisions of Clause 21.1 in respect of such information as if they were a Party to this Addendum;

(v)	Made by the Purchaser in relation to obtaining or seeking to obtain any financing or refinancing of, or related to, this Addendum;
(vi)	Required, in the opinion of the Party making the disclosure, acting reasonably, by a Governmental Agency to which that Party is subject, whether or not such requirement has the force of law;
(vii)

Made to the professional advisors, auditors or bankers of any Party where such Persons need to know the same in order to carry out their duties or functions provided that the Seller or Purchaser, as the case may be, procure that such Persons undertake to comply with the provisions of Clause 21.1 in respect of such information as if they were a Party to this Addendum;

(viii)	Required for the purpose of any arbitral or judicial proceedings arising out of this Addendum;
(ix)	Made public through no fault of that Party; and/or
(x)	Made with the prior written approval of the other Parties.
22	Set-Off
22.1	Set-off

The Purchaser may set off any matured obligation due from any Obligor against any matured obligation owed by the Purchaser to the Seller, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Purchaser may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23	Notices
23.1	Communications in writing

Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

23.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Addendum is in the case of the Seller and the Purchaser, that identified with its name below, or any substitute address, email address or department or officer as the Party may notify to the Purchaser(or the Purchaser may notify to the other Party, if a change is made by the Purchaser) by not less than five (5) Business Days’ notice.

The Purchaser:

Vitol Colombia C.I. S.A.S.

Email: vct@vitol.com; mjl@vitol.com, rad@vitol.com

Attention: Rafael Daza

The Seller:

GeoPark Colombia S.A.S.
Calle 94 N° 11 - 30.
8th floor Bogotá, Colombia
Tel. +57 1 743 2337

Email: drangel@geo-park.com; dgully@geo-park.com; and ddallos@geo-park.com.

Attention: Diana Rangel

The Guarantor1:

GeoPark Limited.
Calle 94 N° 11 - 30.
8th floor Bogotá, Colombia

Email: jcaballero@geo-park.com
Attention: Jaime Caballero

23.3	Delivery
(a)	Subject to Clause 23.3(c), any communication or document made or delivered by one Person to another under or in connection with this Addendum will only be effective:
(i)	If by personal hand delivery, if left at the address set out in Clause 23.2 before 5pm on a Business Day the day when left, and otherwise on the next Business Day;
(ii)	If by way of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day;
(iii)

If by way of ordinary first class pre-paid post or post or prepaid recorded or special delivery, where the addressee is in the same country as that from which the notice is sent, two (2) Business Days after posting; or

1 Note to Draft: GeoPark please confirm.

(iv)

If by way of ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the addressee is in one country and the notice is sent from another, six (6) Business Days after posting.

(b)	And, if a particular department or officer is specified as part of its address details provided under Clause 23.2, if addressed to that department or officer.
(c)

Any communication or document to be made or delivered to the Purchaser will be effective only when actually received by the Purchaser and then only if it is expressly marked for the attention of the department or officer identified for the Purchaser’s in Clause 23.2 (or any substitute department or officer as the Purchaser shall specify for this purpose).

23.4	English language
(a)	Any notice given under or in connection with the Transaction Documents must be in English, except for the Promissory Note.
(b)	All other documents provided under or in connection with the Transaction Documents:
(i)	In English; or
(ii)

If not in English, and if so, required by the Purchaser, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

24	Calculations and Certificates
24.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with the Transaction Documents, the entries made in the accounts (including those in respect of Surcharge Amounts and/or Default Interests accrued) maintained by the Purchaser are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by the Purchaser of a rate or amount or quantity under the Transaction Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25	Partial Invalidity

If, at any time, any provision of this Addendum is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26	PROMISSORY NOTE

The Purchaser undertakes to enforce the Promissory Note issued pursuant to this Addendum and exercise its rights and remedies thereunder exclusively arising from a breach of any obligations of the Seller under this Addendum or the Commercial Contract. If any assignment of rights by the Purchaser occurs after the issuance of any Promissory Note hereunder, the assigning Purchaser shall, on the assignment effective date, surrender its applicable Promissory Note to the Seller for cancellation, and concurrently the Seller shall execute and deliver in accordance with the terms hereof, if so requested by the assignee and/or assigning Purchaser, a new promissory note to such assignee and/or to such assigning Purchaser, to reflect the outstanding obligations of the Seller.

The mutilation, loss, theft, or destruction of the Promissory Note shall not be deemed as a cancellation of any obligation under or with respect to this Addendum or the Commercial Contract, even if such event occurs due to acts attributable to the Purchaser. If the Promissory Note is damaged, destroyed, or lost, the Seller shall issue and deliver a new Promissory Note to the Purchaser promptly and in any case within the next Business Day following the Purchaser’s request in this regard.

27	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under this Addendum and/or other Transaction Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Addendum are cumulative and not exclusive of any rights or remedies provided by Applicable Laws.

28	Counterparts

This Addendum may be executed in any number of counterparts by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

29	Changes to Parties
29.1	Assignments and transfers
(a)

Subject to paragraphs (b) below, neither the Purchaser nor any Obligor may assign any of its rights or transfer by novation any of its rights and obligations under any Transaction Document without the consent of the other.

(b)

For avoidance of doubt, Purchaser may assign the entirety or any part of its rights (but not its obligations) under any Transaction Document in conjunction with its financing arrangements by way of security without the prior consent of any Obligor. Each Obligor shall promptly acknowledge each such assignment upon request and in such form as reasonably requested by the Purchaser.

30	Governing Law

This Addendum shall be governed by, construed, and enforced in accordance with the laws of the State of New York, United States of America. The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York, United States of America to support and assist the arbitration process pursuant to Clause 31, including, if necessary, the grand of interlocutory relief pending the outcome of that process.

31	Dispute Resolution and Jurisdiction
31.1	Arbitration
(a)

Any dispute arising out of or in connection with this Addendum, except for any payment obligations of the Parties breached under this Addendum, including any question regarding its existence, validity or termination or any non-contractual obligation arising out of or in connection with this Addendum (a “Dispute”), shall be referred to and finally resolved by arbitration under the rules of the International Court of Arbitration (ICC Rules), which are deemed to be incorporated by reference to this Clause.

(b)

The number of arbitrators shall be three (3), Purchaser shall appoint one (1) arbitrator and the Seller shall (collectively) appoint one (1) arbitrator. The two (2) arbitrators nominated by or on behalf of Seller and Purchaser together shall provide a list identifying five (5) candidates that the two (2) arbitrators recommend Seller and Purchaser consider appointing to be the third arbitrator, who shall act as chairperson of the tribunal. If Seller and Purchaser do not agree on the third arbitrator within fourteen (14) days of receiving the list of recommendations, then the third arbitrator, who shall act as chairperson, shall be appointed by the International Court of Arbitration. If Seller or Purchaser fail to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed by the International Court of Arbitration.

(c)	The arbitrators shall have experience of commodities trading.
(d)	The seat or legal place of arbitration shall be in New York.
(e)	The language to be used in the arbitral proceedings shall be English.
(f)	The tribunal’s award shall be issued in law and shall be final and binding on the Parties.

(g)	The Parties further agree to keep confidential all information related to the arbitration proceedings and the award, except to the extent necessary for the enforcement or implementation thereof.
(h)	This dispute resolution clause shall survive the termination or expiration of this Addendum and shall remain in full force and effect.
(i)

The Parties agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submissions made by the Parties and the decisions made by the arbitral tribunal, including its awards, except as required by Applicable Law and to the extent not already in the public domain.

32	Waiver of Immunity

To the extent that the Seller or Purchaser may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Transaction Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it all or any of its property or assets immunity of that kind (whether or not claimed), the Seller and the Purchaser irrevocably agree not to claim and irrevocably waive that immunity.

[Signature pages follow]

IN WITNESS WHEREOF, this Addendum is executed in Bogotá D.C., on May 9, 2024.

GeoPark Colombia S.A.S.

By:	/s/ Jaime Caballero Uribe
Name:	Jaime Caballero Uribe
Title:	Legal Representative

Prepayment Addendum-Signature Page-Seller

IN WITNESS WHEREOF, this Addendum is executed in Bogotá D.C., on May 9, 2024.

GeoPark Limited

By:	/s/ Jaime Caballero Uribe
Name:	Jaime Caballero Uribe
Title:	Authorized Signatory

Prepayment Addendum-Signature Page-Guarantor

IN WITNESS WHEREOF, this Contract is executed in Bogotá D.C., on May 9, 2024.

/
Vitol Colombia C.I. S.A.S.

By:	/s/ Thomas Rueda
Name:	Thomas Rueda
Title:	Legal Representative

Prepayment Addendum-Signature Page-Purchaser

SCHEDULE 1

DEFINITIONS

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate or (c) the Floor.

“Accounting Reference Date” means 31 December, or such other date as may be approved by the Purchaser.

“Accounting Principles” means International Reporting Standards (IFRS), including International Accounting Standards and interpretations together with their accompanying documents, which are set by the International Accounting Standards Board, the independent standard-setting body of the International Standards Committee Foundation (the “IASC Foundation”) and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation, as applied in Colombia from time to time, in regards to the Seller, and as applied in Bermuda from time to time in regards to the Guarantor.

“Additional Advance” has the meaning ascribed in Clause 2.1.

“Advance” means a sum made or to be made available (pursuant to this Addendum) by the Purchaser to the Seller in advance of the deliveries / sale of the Commodities (to be made) pursuant to the Commercial Contract or the principal amount outstanding for the time being of such Advance.

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Anti-Corruption Controls” has the meaning set forth under Clause 14.22.

“Anti-Bribery Laws” has the meaning set forth in Schedule C of the Commercial Contract.

“Applicable Laws” has the meaning set forth in the Commercial Contract.

“Applicable Margin” means 3.75% per annum.

“Applicable Rate” means the sum of the Term SOFR during the corresponding Surcharge Period and the Applicable Margin.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Person, a Person who has the capacity and/or authority to bind such Person under Applicable Laws and its bylaws or corporate documents, including authorizations of its corporate bodies that are required pursuant to its bylaws or corporate documents in order to bind such Person in the respective legal act or business.

“Availability Period” means the period from and including the Execution Date to and including June 30, 2025; provided that, the Availability Period shall end on December 31, 2024, if no Advances for an amount at least equivalent to USD $ 150,000,000 have been made under this Addendum as of August 31, 2024.

Schedule 1-1

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Clause 10.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Purchaser and the Seller giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Addendum and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Purchaser and the Seller giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all available tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Schedule 1-2

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all available tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Schedule 1-3

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Clause 10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Clause 10.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in Bogota (Colombia), and New York (United States of America).

“Change of Control” means:

(a)

in respect of the Guarantor, in the event the guarantor is unlisted, any Person or group of persons acting in concert, other than a Permitted Holder, gains direct or indirect Control of the Guarantor; and

(b)	in respect of the Seller, the Guarantor ceases to Control, directly or indirectly, the Seller.

“Commercial Contract” means the agreement dated on or about the date of this Addendum for purchase by the Purchaser from the Seller of the Commodities on the terms and conditions set out therein.

“Commitment” means the Initial Commitment, together with the Additional Advance if applicable, subject to the limitations set out in Clause 2.1(b).

“Commodity” means (i) the crudes or a blend of crude comprising part or all of the production of the volumes of crude belonging to Seller coming from LLA-34 and which are subject to sale in accordance with the Commercial Contract; or (ii) any other commodity to be delivered to the Purchaser pursuant to the Commercial Contract and in accordance (including quantity, specifications and quality) with the terms and conditions of the Commercial Contract and “Commodities” shall mean one or more Commodities, as the context requires.

“Commodity Price” has the meaning given to it in Clause 6.1(b).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Settlement Date”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Purchaser decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if the Purchaser determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Purchaser decides is reasonably necessary in connection with the administration of this Addendum and the other Transaction Documents).

Schedule 1-4

“Control” including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise.

“Coverage Ratio Shortfall Event” has the meaning set forth under Clause 16.1.

“Crude Oil Price” has the meaning set forth in the Commercial Contract.

“Debtor Relief Law” means Title 11 of the United States Code, 11 USC section 101 et seq., as amended from time-to-time (the “US Bankruptcy Code”), Colombian Law 1116, 2006, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of Bermuda, Colombia, New York, the United States, or other applicable jurisdictions to the Seller and the Guarantor, their Affiliates and/or Subsidiaries.

“Default” means an Event of Default or any event or circumstance specified in Clause 18 which would with the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing be an Event of Default.

“Default Interest” has the meaning set forth under Clause 9 above.

“Discharge Amount” means, in respect of a Surcharge Period, the amount (in US Dollars) of the Outstanding Advances which are reimbursable in full on each Settlement Date for such Surcharge Period, with such amount being equal to (A) the result of (i) the Outstanding Advances on the first day of such Surcharge Period divided by (ii) the total number of Settlement Dates remaining as of such day and until the Maturity Date, less (B) the pro-rata amount (as applied to all Discharge Amounts for the Outstanding Advances then calculated) of any repayments or prepayments made during that Surcharge Period, except to the extent such repayments or prepayments have been made in order to cure any Coverage Ratio Shortfall Event which has been notified to the Seller by the Purchaser.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any Person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation or convention which relates to:

(a)	the pollution or protection of the Environment;
(b)	harm to or the protection of human health; or

Schedule 1-5

(c)	any emission or substance capable of causing harm to any living organism or the Environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Seller conducted on or from the properties owned or used by the Seller or any Subsidiary of the Seller.

“Exemption Event” has the meaning ascribed to it in the Commercial Contract.

“Event of Default” means any event or circumstance specified as such in Clause 18.

“Federal Funds Rate” shall mean for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Purchaser on such day on such transactions as determined by the Purchaser.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance of credit or bill discounting facility (or dematerialised equivalent);
(c)	the amount of any liability in respect of any finance or capital lease;
(d)	receivables sold or discounted;
(e)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a third party which liability would fall within one of the other paragraphs of this definition;

(f)	any amount raised by the issue of shares which are redeemable before the Maturity Date or are otherwise classified as borrowings under the relevant accounting principles;
(g)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply; and

(h)

any amount raised under any other transaction (including any bonds currently outstanding, any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing.

Schedule 1-6

“Financial Model” means the financial model under Excel format of GeoPark delivered to the Purchaser pursuant to Clause 4.1(c)(ii) and 17.7(a), including the following information: (i) existing production, (ii) latest third party and management reserve reports, (iii) estimated future production, and (iv) production and future operation expenditures and capital expenditures estimates, to the extent such Financial Model shall be updated, from time to time. For purposes of the preparation of the Financial Model, the Seller shall use the forward curve for dated Brent, adjusted for the applicable differentials and commercial discounts.

“Financial Statements” means, collectively, (i) the Annual Financial Statements; and (ii) the Quarterly Financial Statements.

“Floor” means a rate of interest equal to 0%.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or federal bank or any self-regulatory.

“Grace Period” means the period between the Execution Date and July 1, 2024, provided such Grace Period shall be extended to January 1, 2025, if the total amount of Advances disbursed by the Purchaser pursuant to his Agreement does not exceed at any time USD$240,000,000. Upon the occurrence of such event, the first discharge of the Outstanding Advance shall be included in the Monthly Set-Off Amount to be settled on January 20, 2025.

“GeoPark” means the Guarantor together with its consolidated subsidiaries.

“Group” means the Seller, the Guarantor and any of their respective Affiliates.

“Guarantor” has the meaning set forth in the preamble of this Addendum.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Immediate Family Member” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin.

“Initial Commitment” means the principal amount of US$300,000,000, to the extent not cancelled or reduced under this Addendum.

“Intercompany Loans” means (i) a loan provided to the Seller or an affiliate by (a) a shareholder of the Seller or by the Guarantor, (b) or an Affiliate or Subsidiary of the Seller or the Guarantor; or (ii) a loan provided by the Seller or the Guarantor to (a) an Affiliate or Subsidiary of the Seller or (b) a shareholder of the Seller.

“LLA-34” has the meaning set forth under the Commercial Contract.

“Legal Reservations” means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and any other matters which are set out as

Schedule 1-7

qualifications or reservations as to matters of law of general application in any legal opinion provided to the Purchaser pursuant to Clause 4.1(c)(iii).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means a change, effect, condition, event or circumstance (each an “Effect”) that, individually or in the aggregate with all other changes, effects, conditions, has, or could reasonably be expected to have a material adverse effect on (a) the assets, liabilities, rights, obligations (whether absolute, accrued, conditional or otherwise), affairs, results of operation or condition (financial or otherwise) of the Seller or the Guarantor, (b) the ability of the Seller or the Guarantor to perform any of its obligations under the Transaction Documents and applying the terms of this Addendum in a commercially reasonable fashion or, (c) the rights of, or benefits, available to the Purchaser under the Transaction Documents; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect if such effect relates to, arises out of or results from fluctuations in prices of crude oil or other markets or exchanges; provided, further, that variations in the reference prices for Crude Oil will not be considered as a Material Adverse Effect for the purposes of this Agreement or the Commercial Contract.

“Material Contracts and Licenses” means:

(a)

the contracts, licenses, concessions and any other authorization required for the lawful exploitation, development or operation of LLA-34 or the production, transportation or sale of hydrocarbons from LLA-34; and

(b)	Environmental Permits.

“Maturity Date” means the earlier of: (i) the date on which the term under the Commercial Contract expires; (ii) March 31st, 2027; and (iii) the date in which the Outstanding Amount has been fully discharged; provided, however, that if the 2027 Notes have not been refinanced on or before April 17, 2026, then the Maturity Date shall be October 17, 2026. For the avoidance of doubt, for purposes of calculating the Discharge Amount, such change in the Maturity Date shall only be applicable after April 17, 2026, to the extent the refinancing has not occurred.

“Maximum Commitment” means the principal amount of US$500,000,000, to the extent not cancelled or reduced under this Addendum.

“Minimum QSCR” means one hundred and thirty per cent (130%).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

Schedule 1-8

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

the above rules will only apply to the last Month of any period.

“Monthly Set-Off Amount” means the amount, as of any Settlement Date, equivalent to the sum of (i) the Discharge Amount, plus (ii) the applicable Surcharge Amount, plus (iii) any and all applicable fees or amount due by the Seller to the Purchaser under this Addendum.

“Obligors” has the meaning set forth in the preamble of this Addendum.

“Original Financial Statements” means in relation to GeoPark, the most recent publicly available financial statements of GeoPark.

“Outstanding Advance” means the principal amount of the Advances outstanding for the time being;

“Outstanding Amount” means the principal amount of the Advances, Surcharge Amount, Default Interest, or any other amounts whatsoever outstanding and payable by the Seller to the Purchaser under the Transaction Documents, from time to time.

“Permitted Holder” means James F. Park and their respective Immediate Family Members or the former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing and any Affiliate of the foregoing.

“Permitted Security” means:

(a)	any Security created by the Seller in favour of the Purchaser pursuant to the Transaction Documents;
(b)	any Security incorporated by the Seller or the Guarantor prior to the execution of any of the Transaction Documents;
(c)	any Lien arising by operation of any Applicable Law and in the ordinary course of trade and not as a result of any default or omission by the Seller;
(d)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Seller in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Seller or any other Person; and

(e)	any Security to which the Purchaser has provided its prior consent.

“Person” has the meaning set forth in the Commercial Contract.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Schedule 1-9

“Promissory Note” means a promissory note with blank spaces (“pagare en blanco con carta de instrucciones”) governed under the laws of the Republic of Colombia, to be executed and delivered by the Seller and endorsed by the Guarantor for the benefit of the Purchaser together with a letter of instructions in the form of Schedule 5 (Form of Promissory Note).

“Purchaser’s Group” means the Purchaser, and any of their respective Affiliates.

“Quarterly Calculation Date” means the date that falls on the last Business Day of each fiscal Quarter.

“Quarterly Set-Off Coverage Ratio” means, as of any Quarterly Calculation Date, the ratio of:

(a)

the aggregate, as per the Financial Model, of (i) the revenues less operating and production costs, G&A and G&G costs and maintenance capital expenditures of GeoPark for the immediately following three month period commencing on the applicable Quarterly Calculation Date (and excluding any growth capital expenditures); and (ii) the expected realized income or loss from hedges of GeoPark for each of the immediately following three month period commencing on the applicable Quarterly Calculation Date; and

(b)

the aggregate, as per the Financial Model, of all the estimated Monthly Set-Off Amounts payable under this Addendum and any debt service of GeoPark (other than Inter-Company Loans) expected to become due and payable for each of the next three Surcharge Periods commencing on the applicable Quarterly Calculation Date, as calculated using the Financial Model.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Repeating Representations” means each of the representations set out in Clause 14.2 (Status), Clause 14.3 (Binding obligations), Clause 14.4 (Non-conflict with other obligations), Clause 14.5 (Power and authority), Clause 14.6 (Validity and admissibility in evidence), Clause 14.7 (Compliance with laws), Clause 14.8 (Insolvency), Clause 14.10(b) and 14.10(c) (No Default), Clause 14.11 (No misleading information), Clause 14.12 (No proceedings pending or threatened), Clause 14.13(c) (No breach of laws), 14.14 (Environmental laws), Clause 14.16 (pari passu ranking), Clause 14.17 (Good title to assets), Clause 14.18 (No immunity), Clause 14.19 (Insurance), Clause 14.20 (Full disclosure), Clause 14.21 (Sanctions), Clause 14.22 (Anti-Bribery and Corruption and Anti-Money Laundering) and Clause 14.23 (Underlying transaction).

“Restricted Party” means a party that is: (i) listed on, or owned or controlled by a party listed on, or acting on behalf of a party listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a party located in or organized under the laws of a country or territory that is included on a Sanctions List; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a party with whom a US Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Schedule 1-10

“Sanctioned Country” means a country or territory which is subject to economic or financial sanctions or trade embargoes imposed or, administered by the US government through the Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, a member state of the European Union, the Government of Colombia or the State Secretariat for Economic Affairs of Switzerland each authority as amended, supplemented or substituted from time to time;

“Sanctions” has the meaning set forth in Schedule C of the Commercial Contract.

“Sanctions Authority” means any of:

(a)	the US government and administered by OFAC;
(b)	the United Nations Security Council;
(c)	the European Union;
(d)	a member state of the European Union; or
(e)	the State Secretariat for Economic Affairs of Switzerland,
(f)	the Government of Colombia,
(g)	each such list and authority as amended, supplemented, or substituted from time to time.

“Sanctions List” means any Person who is the subject of Sanctions (including as a result of being owned or controlled directly by such a Person) and any of the lists of specifically designated nationals or designated Persons or entities (or equivalent) held by a Sanctions Authority.

“Security” means a mortgage, charge, assignment, pledge, hypothecation, Lien, or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Security Documents” means any document as may after the date of this Addendum be executed by any member of the Group to guarantee or secure any amounts owing to the Purchaser under this Addendum or any other Security Document.

“Settlement Date” means, as of the Commencement Date (as such term is defined in the Commercial Contract), the 10th day of each Month, provided if the 10th day of a determined Month is not a Business Day, the settlement date shall be the next Business Day following the 10th day of the respective month.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiary” of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

Schedule 1-11

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or
(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation;
(d)

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Surcharge Amount” means an amount equal to (i) the average remaining portion of the Outstanding Advances during the Surcharge Period, multiplied by (ii) the Applicable Rate, multiplied by (iii) the number of days in the Surcharge Period, divided by (iv) three hundred and sixty (360).

“Surcharge Period” means, in respect of an Advance, the number of days from a given Settlement Date to and including the day immediately prior to the subsequent Settlement Date.

“Tax” means any form of tax, charge, levy, impost, fiscal, duties, contribution, rate, fee, charge, deduction or withholding, or any or any obligation to withhold or prepay tax established by the applicable (central, regional or local) legislation, whether direct or indirect including, without limitation, corporate income tax, wage withholding tax, social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, as well as any charge or amount related thereto (including fines, penalties, interest and surcharges) due, payable, levied, imposed upon or claimed to be owed in any relevant.

“Term SOFR” means the rate for a tenor comparable to the Surcharge Period on the day (such day, the “Lookback Day”) that is two (2) SOFR U.S Government Securities Business Days prior to the first day of such Surcharge Period (and rounded in accordance with the SOFR Administrator customary practice), as such rate is published by the CME Group; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the rate for the applicable tenor has not been published, then Term SOFR will be the rate published by CME Group on the first preceding U.S Government Securities Business Day for which such Term SOFR rate for such tenor was published.

“Transaction Documents” means this Addendum, any Compliance Certificate, any Utilisation Request, the Commercial Contract, the Promissory Note, the Security Documents (when executed) and any other document designated as a “Transaction Document” by the Purchaser and the Seller and/or the Guarantor.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Utilisation” means the making of an Advance, and “Utilise” shall be construed accordingly.

Schedule 1-12

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 6 (Form of Utilisation Request).

“2027 Notes” means the 5.5% senior notes issued by the Guarantor on January 17th, 2020 and on April 23, 2021 , for five hundred million Dollars (USD$500,000,000) aggregate principal amount with a final maturity date of January 17th, 2027, which were offered in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non U.S. persons in accordance with Regulation S under the Securities Act.

Schedule 1-13

SCHEDULE 2

FORM OF CERTIFICATE FOR THE FIRST UTILISATION – SELLER

CERTIFICATE FOR THE FIRST UTILISATION-GEOPARK COLOMBIA S.A.S.

[insert month] [insert day], [insert year]

This Certificate for the First Utilisation is delivered pursuant to Clause 4. 1(a)(i)(C) of that certain Prepayment Addendum dated as of [insert month] [insert day], [insert year] (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Prepayment Addendum”) by and among GeoPark Colombia S.A.S. (the “Seller”), Vitol Colombia C.I. S.A.S. (the “Purchaser”), and GeoPark Limited (the “Guarantor”). Capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Prepayment Addendum.

I, [insert name of responsible officer], do hereby certify that I am the duly elected, qualified and acting [title of responsible officer] of the Seller, and do further hereby certify that:

1.

Attached hereto as Annex A are true, correct, and complete copies of the document of incorporation of the Seller, including its amendments, together with the most recent certificate of existence and legal representation of the Seller.

2.

[Attached hereto as Annex B are true, correct and complete copies of the resolutions duly adopted by its [board of directors/shareholders][2]: (a) approving the terms of, and the transactions contemplated by, the Transaction Documents to which the Seller is a party and authorizing the execution, delivery and performance of the Transaction Document to which the Seller is a party; and (2) authorising an Authorised Signatory to execute the Transaction Documents to which the Seller is a party and to sign and deliver any certificates and other documents in connection with the Transaction Documents on its behalf][3].

[Signature page follows]

2 Note to the form: Complete as adequate.

3 Note to the form: Only include to the extent such authorizations are required.

Schedule 2-1

IN WITNESS WHEREOF, I have duly executed this Certificate for the First Utilisation on behalf of the Seller on the date first set forth above.

GeoPark Colombia S.A.S.

By:
Name:
Title:

Schedule 2-2

SCHEDULE 3

FORM OF CERTIFICATE FOR THE FIRST UTILISATION – GUARANTOR

CERTIFICATE FOR THE FIRST UTILISATION-GEOPARK LIMITED

[insert month] [insert day], [insert year]

This Certificate for the First Utilisation is delivered pursuant to Clause 4. 1(a)(ii)(B) of that certain Prepayment Addendum dated as of [insert month] [insert day], [insert year] (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Prepayment Addendum”) by and among GeoPark Colombia S.A.S. (the “Seller”), Vitol Colombia C.I. S.A.S. (the “Purchaser”), and GeoPark Limited (the “Guarantor”). Capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Prepayment Addendum.

I, [insert name of responsible officer], do hereby certify that I am the duly elected, qualified and acting [title of responsible officer] of the Guarantor, and do further hereby certify that:

3.	Attached hereto as Annex A are true, correct, and complete copies of: (a) the certificate of incorporation of the Guarantor; (2) the by-laws of the Guarantor.
4.

[Attached hereto as Annex B are true, correct and complete copies of the resolutions duly adopted by its [board of directors/shareholders][4]: (a) approving the terms of, and the transactions contemplated by, the Transaction Documents to which the Guarantor is a party; and (2) authorising an Authorised Signatory of the Guarantor to execute the Transaction Documents to which the Guarantor is a party][5].

[Signature page follows]

4 Note to the form: Complete as adequate.

5 Note to the form: Only include to the extent such authorizations are required.

Schedule 3-1

IN WITNESS WHEREOF, I have duly executed this Certificate for the First Utilisation on behalf of the Guarantor on the date first set forth above.

GeoPark Limited

By:
Name:
Title:

Schedule 3-2

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

[insert month] [insert day], [insert year]

To:

[Vitol Colombia C.I. S.A.S.

Email: vct@vitol.com; mjl@vitol.com, rad@vitol.com

Attention: Rafael Daza]

Ladies and Gentlemen:

This compliance certificate (this “Certificate”) is delivered to you pursuant to Clause 17.2 (Provision and contents of Compliance Certificate) of that certain Prepayment Addendum dated as of [insert month] [insert day], [insert year] (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Prepayment Addendum”) by and among GeoPark Colombia S.A.S. (the “Seller”), Vitol Colombia C.I. S.A.S. (the “Purchaser”), and GeoPark Limited (the “Guarantor”). Capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Prepayment Addendum.

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she]6 is the [title of responsible officer] of the Guarantor, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Purchaser on the behalf of the Guarantor, and that, as of the date hereof:

[Use following paragraphs 1 and 2 for financial year-end financial statements]

1.

[The Guarantor has delivered the audited annual third-party reserve report required under Clause 17.1 (a) of the Prepayment Addendum, prepared by [insert name of reputable independent firm] on the reserves remaining in any oil & gas producing assets in which GeoPark has a working interest.

[6]	Note to the form: Adjust as applicable.

Schedule 4-1

2.	The Guarantor has delivered the Annual Financial Statements of GeoPark for [insert financial year], required under Clause 17.1 (b) of the Prepayment Addendum.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.	[The Guarantor has delivered the Quarterly Financial Statements of GeoPark for [insert financial quarter] required under Clause 17.1 (c) of the Prepayment Addendum.]

[2./3.]7 The undersigned has reviewed and is familiar with the terms of the Prepayment Addendum and has made or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Guarantor during the accounting period covered by such financial statements.

[3./4.] The Quarterly Set Off Coverage Ratio is: [insert percentage of QSCR], which is [equal to/greater than/lower than] 8 the Minimum QSCR.

[4./5.]Attached hereto as Schedule A are reasonably detailed calculations demonstrating compliance with Clause 16.1 (Coverage Ratio Requirements) of the Prepayment Addendum as of [insert date]9, delivered pursuant Clause 17.2(b) (Provision and contents of Compliance Certificate) of the Prepayment Addendum, as applicable (or detailing any non-compliance therewith), together with all information necessary to calculate the Quarterly Set Off Coverage Ratio. To the best knowledge of the undersigned, the financial covenant analysis and information set forth on Schedule A attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

[Signature page follows]

7 Note to the form: Adjust as applicable.

8 Note to the form: Adjust as applicable.

9 Note to the form: Include the last day of the fiscal quarters of the Guarantor, as applicable.

Schedule 4-2

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate on behalf of the Guarantor on the date first set forth above.

GeoPark Limited

By:
Name:
Title:

Schedule 4-3

SCHEDULE 5

FORM OF PROMISSORY NOTE

Pagaré No. [insertar número]10

GeoPark Colombia S.A.S. sociedad por acciones simplificada, constituida y existente de conformidad con las leyes de la República de Colombia, identificada con No. de Identificación Tributaria 900.493.698-1, con domicilio principal en la ciudad de Bogotá D.C., representada en este acto por [insertar nombre del representante legal/apoderado], mayor de edad, domiciliado en la ciudad de [insertar ciudad] e identificado con [insertar tipo de documento] No. [insertar número de documento], en su calidad de [representante legal/apoderado] (el “Deudor”), se obliga a pagar indivisible, irrevocable e incondicionalmente a la orden de Vitol Colombia C.I. S.A.S. o a las personas que sean cesionarios, endosatarios o sucesores o a cualquier tenedor legítimo de este Pagaré (el “Acreedor”), las siguientes sumas:

1.1.

La suma de___________________________________________________ dólares de los Estados Unidos de América (USD$______________________), por concepto de capital pendiente de pago (“(I) Valor de Capital”); más

1.2.

La suma de______________________________________________________ dólares de los Estados Unidos de América (USD$______________________), por concepto de intereses remuneratorios causados y pendientes de pago (“(II) Valor de Intereses Remuneratorios”); más

1.3.

La suma de ____________________________________________________ dólares de los Estados Unidos de América (USD$______________________), por concepto de otros costos, gastos, comisiones y montos, causados y pendientes de pago, (“(III) Valor Otros Montos”); más

1.4.

La suma de___________________________________________________ dólares de los Estados Unidos de América (USD$______________________), por concepto de intereses moratorios causados y pendientes de pago (“(IV) Valor de Intereses Moratorios”); y

1.5.	La fecha de vencimiento de este Pagaré es ____________________ (la “(V) Fecha de Vencimiento”).

Primero.En el evento en que el Deudor incurra en mora en el cumplimiento de cualquiera de las obligaciones dinerarias incorporadas en este Pagaré y mientras dicha mora continúe, el Deudor reconocerá y pagará intereses moratorios sobre el saldo total de capital, intereses remuneratorios y

10 Nota al Formato: El presente pagaré deberá ser otorgado de forma física y autenticado ante notario.

Schedule 5-1

demás costos y gastos (en la medida permitida por las leyes aplicables) a la tasa que resulte menor entre: (i) la tasa de mora acordada entre el Deudor y el Acreedor; y (ii) la tasa de interés moratorio máxima permitida por las leyes de la República de Colombia.

Segundo.El Deudor pagará las sumas incorporadas en este Pagaré, junto con los intereses remuneratorios y moratorios, si fueren aplicables, en dólares de los Estados Unidos de América, libres de gravámenes y sin deducción o retención alguna y en la cuenta de compensación que por escrito designe el Acreedor para tales efectos.

Tercero. El Deudor pagará todos los costos y gastos que se causen en relación con el otorgamiento de este Pagaré y la protección de los derechos del Acreedor. Igualmente, por el solo hecho de que el Acreedor decida entregar para su cobro extrajudicial y/o judicial el presente documento, cualquiera que sea la causa, será de cargo del Deudor los gastos y honorarios profesionales que se generen por la cobranza prejudicial y judicial, cuando a ello hubiere lugar.

Cuarto. En caso de prórroga, novación o modificación de cualquiera de las obligaciones contenidas en este Pagaré, el Deudor desde ahora acepta que continúen vigentes todas y cada una de las garantías reales o personales que amparen las obligaciones a su cargo, garantías que se entenderán ampliadas a las nuevas obligaciones que puedan surgir conforme a lo previsto en los artículos 1701 y 1708 del Código Civil colombiano.

Quinto. El Deudor renuncia irrevocablemente a cualquier presentación, reconvención privada o judicial, protesto, presentación para el cobro, denuncia, reclamación, requerimiento para la constitución en mora y el aviso de rechazo y cualquier requerimiento o notificación adicional de cualquier naturaleza para su cobro.

Sexto. El Deudor manifiesta que para que este Pagaré sea cobrado no se requiere demostrar perjuicio alguno por parte del Acreedor, y que el mismo será exigible inmediatamente cuando el Acreedor ejerza judicial o extrajudicialmente la acción cambiaria derivada del mismo, prestando mérito ejecutivo suficiente sin más requisitos.

Séptimo. Los impuestos que pueda causar el otorgamiento (incluyendo, entre otros, el impuesto de timbre si resultare aplicable), negociación o ejecución del presente Pagaré estará a cargo exclusivo del Deudor, quedando el Acreedor autorizado para pagarlos por cuenta suya si fuere necesario.

Octavo. El Deudor manifiesta que el Pagaré será exigible en la Fecha de Vencimiento, prestando mérito ejecutivo suficiente y sin más requisitos.

Noveno. El Deudor expresamente declara que el Pagaré fue creado y emitido en la República de Colombia y que cumple con los requisitos mínimos establecidos en la ley que rigió su creación y emisión. Este Pagaré debe interpretarse de conformidad con las leyes de la República de Colombia, lugar donde se entiende ha sido firmado por el Deudor.

Schedule 5-2

Los espacios en blanco de este Pagaré deberán llenarse con sujeción a las instrucciones contenidas en la carta de instrucciones que se elaboró para el presente Pagaré y el Deudor suscribió el día de la suscripción de este Pagaré. Para constancia de lo anterior, el Deudor suscribe el presente Pagaré en la República de Colombia, el día [insertar día], del mes de [insertar mes] del año [insertar año], el cual entrega al Acreedor con la intención de hacerlo negociable.

Cordialmente,

Por el Deudor

Nombre: [Insertar Nombre]
Identificación: [Insertar identificación]
Cargo: [Insertar Cargo]

GEOPARK LTD., una sociedad existente y debidamente constituida de conformidad con las leyes de Bermuda (el “Avalista”), hago referencia al Pagaré No. [insertar número] suscrito el día [insertar día], del [insertar mes] del año [insertar año], (el “Pagaré”) por GeoPark Colombia S.A.S., una sociedad por acciones simplificada, constituida y existente de conformidad con las leyes de la República de Colombia, identificada con No. de Identificación Tributaria 900.493.698-1 (el “Deudor”) a la orden de Vitol Colombia C.I.S.A.S. o de cualquier endosatario legítimo del Pagaré (el “Acreedor”). Por medio del presente documento, el Avalista de manera expresa, autónoma, irrevocable e incondicional avala todas las sumas pagaderas por el Deudor al Acreedor bajo el Pagaré (el “Aval”). Con la suscripción del presente Aval, el Avalista declara y manifiesta que se acoge a todos los términos y condiciones del Pagaré y de conformidad con lo previsto en los artículos 633 y siguientes del Código de Comercio, de manera expresa, autónoma, irrevocable e incondicional avala el ciento por ciento (100%) de las sumas incorporadas en el Pagaré, incluyendo, sin limitarse, a cualquier suma insoluta y pagadera por concepto de capital, intereses u otros costos. Con la suscripción del presente Aval, el Avalista declara y manifiesta que se acoge a todos los términos y condiciones del Pagaré y de manera expresa acepta que los espacios en blanco del mismo sean diligenciados de acuerdo con la carta de instrucciones suscrita por el Deudor en la misma fecha del Pagaré. En constancia de lo anterior, se suscribe el presente Aval el día [insertar día], del [insertar mes] del año [insertar año].

Por el Avalista

Nombre: [Insertar Nombre]
Identificación: [Insertar identificación]
Cargo: [Insertar Cargo]

Schedule 5-3

CARTA DE INSTRUCCIONES PARA DILIGENCIAR EL PAGARÉ No. [insertar número]

Bogotá, D.C. [Insertar día], de [Insertar mes], de [Insertar año]

Señores

Vitol Colombia C.I.S.A.S. y/o sus cesionarios, endosatarios y sucesores:

Referencia:Instrucciones para diligenciar el pagaré con espacios en blanco otorgado el [•] por parte de GeoPark Colombia S.A.S.

GeoPark Colombia S.A.S., una sociedad por acciones simplificada, constituida y existente de conformidad con las leyes de la República de Colombia, identificada con No. de Identificación Tributaria 900.493.698-1 y con domicilio principal en la ciudad de Bogotá D.C., representada en este acto por [insertar nombre del representante legal/apoderado], mayor de edad, domiciliado en la ciudad de [insertar ciudad] e identificado con [insertar tipo de documento] No. [insertar número de documento], en su calidad de [representante legal/apoderado] (el “Deudor”); de conformidad con el artículo 622 del Código de Comercio colombiano, por medio de este documento autorizo de manera irrevocable y permanente a Vitol Colombia C.I.S.A.S. o a las personas que sean sus cesionarios, endosatarios o sucesores o a quien sea tenedor legítimo (el “Acreedor”) del Pagaré No. [insertar número] con espacios en blanco otorgado el [insertar día], del mes de [insertar mes] del año [insertar año] por el Deudor en favor del Acreedor (el “Pagaré”) para llenar todos y cada uno de los espacios en blanco dejados en el Pagaré. El Pagaré puede ser llenado, sin previo aviso o requerimiento alguno, cuando quiera que, a juicio del Acreedor, exista un incumplimiento total o parcial, vencimiento ordinario o vencimiento anticipado de cualquiera de las obligaciones a cargo del Deudor, de acuerdo con las siguientes instrucciones:

1.	Autorización para llenar el Pagaré:

El Deudor autoriza expresa e irrevocablemente al Acreedor a llenar los espacios en blanco del Pagaré así:

(a)El espacio en blanco en el numeral 1.1. del Pagaré denominado (I) Valor de Capital, deberá ser llenado insertando el monto en letras y números de las sumas adeudadas por concepto de capital que el Deudor adeude al Acreedor a la Fecha de Vencimiento. Para el efecto, el Deudor acepta lo que conste como suma adeuda en los libros y registros del Acreedor a la Fecha de Vencimiento;

(b)El espacio en blanco en el numeral 1.2. del Pagaré denominado (II) Valor de Intereses Remuneratorios, deberá ser llenado insertando el monto en letras y números de las sumas adeudadas por concepto de intereses remuneratorios causados y pendientes de pago que el Deudor adeude al Acreedor, hasta la Fecha de Vencimiento. Para el efecto, el Deudor acepta lo que conste como suma adeuda en los

Schedule 5-4

libros y registros del Acreedor a la Fecha de Vencimiento;

(c)El espacio en blanco en el numeral 1.3. del Pagaré denominado (III) Valor Otros Montos deberá ser llenado insertando el monto en letras y números de las sumas adeudadas por el Deudor a favor del Acreedor por concepto de honorarios, costos, gastos, comisiones, seguros, impuestos, costos por pagos anticipados, costos de rompimiento de fondeo, o cualquier otro concepto que el Deudor adeude al Acreedor a la Fecha de Vencimiento. Para el efecto, el Deudor acepta lo que conste como suma adeuda en los libros y registros del Acreedor a la Fecha de Vencimiento;

(d)El espacio en blanco en el numeral 1.4. del Pagaré denominado (IV) Valor de Intereses Moratorios, deberá ser llenado insertando el monto en letras y números de las sumas adeudadas por el Deudor a favor del Acreedor por concepto de intereses moratorios a la Fecha de Vencimiento. Para el efecto, el Deudor acepta lo que conste como suma adeuda en los libros y registros del Acreedor a la Fecha de Vencimiento; y

(e)El espacio en blanco en el numeral 1.5 del Pagaré denominado (V) Fecha de Vencimiento será diligenciado con la fecha que corresponda al día en que el Pagaré sea diligenciado por el Acreedor.

2.	Aceptación:

El Deudor manifiesta que conoce y acepta, en su integridad, los términos del Pagaré que ha otorgado en favor del Acreedor. Para que éste sea llenado y cobrado, no se requiere demostrar perjuicio alguno por parte del Acreedor.

El Deudor manifiesta que conoce y acepta, en su integridad, y el Acreedor manifiesta que conoce y acepta, en su integridad, mediante el diligenciamiento del Pagaré, que de ser obligatoria la conversión los montos previstos en el Pagaré a moneda legal colombiana en virtud de la ley aplicable en Colombia vigente en el momento de la ejecución judicial del Pagaré, dicha conversión de los montos previstos en el Pagaré se realizará a la tasa de cambio representativa del mercado en la fecha en que el juez correspondiente libre el mandamiento de pago.

3.	Facultades:

El Acreedor está plenamente facultado para llenar el Pagaré de acuerdo con estas instrucciones y en lo no previsto en ellas para actuar a su leal saber y entender en defensa de sus intereses, sin que en ningún momento se pueda alegar que carece de facultades o autorizaciones suficientes para completar el Pagaré.

4.	Mérito Ejecutivo:

El Pagaré así llenado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos.

El Deudor declara haber recibido copia del Pagaré y de la presente carta de instrucciones.

Schedule 5-5

Por el Deudor,	Por el Avalista,

GeoPark Colombia S.A.S.	GeoPark Limited
Nombre: [Insertar Nombre]	Nombre: [Insertar Nombre]
Identificación: [Insertar identificación]	Identificación: [Insertar identificación]
Cargo: [Insertar Cargo]	Cargo: [Insertar Cargo]

Schedule 5-6

SCHEDULE 6

FORM OF UTILISATION REQUEST

Date:[insert month] [insert day], [insert year], 2024

To:	Vitol Colombia C.I.S.A.S.

Ladies and Gentlemen:

This Utilisation Request (as defined hereinafter) is delivered pursuant to Clause 5.1 of that certain prepayment addendum dated as of [insert month] [insert day], [insert year] (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Prepayment Addendum”) by and among GeoPark Colombia S.A.S. (the “Seller”), Vitol Colombia C.I. S.A.S. (the “Purchaser”), and GeoPark Limited (the “Guarantor”). Capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Addendum.

In light of this, the undersigned hereby gives you irrevocable notice of a utilisation request for the Advance specified below (the “Utilisation Request”):

1.The proposed Utilisation Date is [insert month] [insert day], [insert year].

2.The principal amount of the Advance requested under this Utilisation Request is US $[insert amount]11.

We certify that the following statements are true on the date hereof, and will be true on the Utilisation Date, both before and after giving effect to the Advance and to the application of the proceeds therefrom:

1.[For the requested Advance under the Prepayment Addendum, all Conditions Precedents pursuant to Clauses 4.1 were fully fulfilled, in form and substance, and in a manner satisfactory to the Purchaser, no later than two (2) Business Days prior to the day on which the Seller presents this Utilisation Request to the Purchaser.]12

2.For the requested Advance, all the following Conditions Precedents pursuant to Clause 4.2 of the Addendum were fully fulfilled, in form and substance, and in a manner satisfactory to the Purchaser:

11 Note to the Form: The amount to be included in this Utilisation Request shall not be less than US$ 10,000,000 and shall not exceed the Initial Commitment available.

12 Note to the Form: Paragraph (a) of this Utilisation Request will only be applicable for the first Advance requested by the Seller.

Schedule 6-1

(a)The Repeating Representations and all representations and warranties made by the Seller under the Commercial Contract are true in all respects, or material respects provided that such representation is qualified by “materiality”, “Material Adverse Effect” or similar language.

(b)No default is continuing or shall result from the proposed Utilisation, on the date of this Utilisation Request.

(c)The Seller is enclosing with this Utilisation Request a certificate issued by an Authorised Signatory of the Seller evidencing that at the time of presenting this Utilisation Request, and after giving pro forma effect to the requested Advance, the Quarterly Set-Off Coverage Ratio is equal to or greater than the Minimum QSCR.

[Signature Page Follows]

Schedule 6-2

IN WITNESS WHEREOF, the Seller has caused this Utilisation Request to be executed by its respective Authorised Signatory as of the date first above mentioned.

GeoPark Colombia S.A.S.,

By:
Name:
Title:

Schedule 6-3